Exhibit 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

EKSO BIONICS HOLDINGS, INC.,

APLD CHRONOSCALE HOLDCO LLC,

APLD INTERMEDIATE HOLDCO LLC

AND

APPLIED DIGITAL CLOUD CORPORATION

DATED AS OF FEBRUARY 14, 2026

TABLE OF CONTENTS

ARTICLE I.
DEFINITIONS		2

1.1	Definitions	2

ARTICLE II.
CONTRIBUTION AND EXCHANGE		11

2.1	Closing	11
2.2	Deliveries.	11

ARTICLE III.
REPRESENTATIONS AND WARRANTIES		13

3.1	Representations and Warranties of Issuer	13

3.2	Representations and Warranties of Cloud, APLD Intermediate and Contributor	34
ARTICLE IV.
COVENANTS AND OTHER AGREEMENTS OF THE PARTIES		41

4.1	Conduct of Issuer’s Business.	41
4.2	Conduct of Cloud’s Business.	43
4.3	Access and Information.	44
4.4	Written Consent; Information Statement; Proxy Statement.	44
4.5	No Solicitation.	47
4.6	Regulatory Approvals; Efforts.	48
4.7	Securities Laws Disclosure; Publicity	48
4.8	Acknowledgment of Dilution	48
4.9	Notifications of Certain Events	48
4.1	Tax Matters.	49
4.11	Transaction Litigation	49
4.12	Confidentiality	50
4.13	Nasdaq Listing of Shares	50
4.14	Takeover Statutes	50
4.15	Legend.	50
4.16	Reservation of Common Stock	51
4.17	Listing of Issuer Common Stock	51
4.18	Directors’ and Officers’ Indemnification and Insurance.	51

ARTICLE V.
CONDITIONS TO CLOSING		52

5.1	Conditions to Each Party’s Obligation to Effect the Contribution	52
5.2	Conditions to Obligation of Issuer to Effect the Contribution	52
5.3	Conditions to Obligation of APLD Intermediate and Contributor to Effect the Contribution	53
5.4	Waiver of Conditions; Frustration of Purpose	54

ARTICLE VI.
TERMINATION		54

6.1	Termination or Abandonment	54
6.2	Effect of Termination	55

ARTICLE VII.
MISCELLANEOUS		55

7.1	Expenses	55
7.2	Entire Agreement	55
7.3	Notices	55
7.4	Amendments; Waivers	56
7.5	Successors and Assigns	56
7.6	No Third-Party Beneficiaries	57
7.7	Captions	57
7.8	Governing Law	57
7.9	Survival	57
7.1	Execution	57
7.11	Severability	58
7.12	Remedies	58
7.13	Non-Recourse	58
7.14	Construction	58

Exhibits

Exhibit A: Investor Rights Agreement
Exhibit B: Form of Stock Power
Exhibit C: Restated Issuer Bylaws
Exhibit D: Restated Issuer Articles
Exhibit E: 2026 Plan

ii

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) dated as of February 14, 2026, is entered into by and among Ekso Bionics Holdings, Inc., a Nevada corporation (“Issuer”), APLD Intermediate HoldCo LLC, a Delaware limited liability company (“APLD Intermediate”), APLD ChronoScale HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of APLD Intermediate (“Contributor”), and Applied Digital Cloud Corporation, a Nevada corporation and wholly owned subsidiary of APLD Intermediate (“Cloud”). Certain terms used in this Agreement are defined in Section 1.1.

WHEREAS, as of the date hereof, APLD Intermediate owns 1,200 shares of Cloud Common Stock, which constitutes all of the issued and outstanding Equity Interests of Cloud (the “Contributed Shares”);

WHEREAS, prior to the Closing, Applied Parent, APLD Intermediate, Contributor, and certain other Subsidiaries of Applied Parent will engage in a series of internal restructuring transactions such that after giving effect to such transactions (collectively, the “Cloud Pre-Closing Restructuring”), Contributor will own all of the Contributed Shares;

WHEREAS, Contributor desires to contribute to Issuer, and Issuer desires to acquire from Contributor, the Contributed Shares in exchange for 138,216,820 shares of Issuer Common Stock (the “Exchanged Shares” and such contribution, the “Contribution”), on the terms and subject to the conditions set forth in this Agreement (the Contribution and other transactions contemplated by this Agreement are referred to herein as the “Transactions”);

WHEREAS, in connection with, and as a condition to the consummation of, the Transactions, Issuer intends to complete the PIPE Investment;

WHEREAS, the board of directors of Issuer (the “Issuer Board”) has unanimously determined that the terms of this Agreement and the Transactions, including the terms of the Contribution, are fair to and in the best interests of Issuer and its stockholders;

WHEREAS, the Issuer Board has unanimously approved this Agreement and the Transactions and has (i) recommended that the stockholders of Issuer approve and adopt the Agreement and approve the Transactions, and (ii) authorized that the requisite stockholder approval be obtained by written consent or at a meeting of the stockholders of Issuer, in each case in accordance with applicable Law;

WHEREAS, it is expected that promptly following, and in any event no later than the Consent Deadline, the Issuer will obtain the requisite consent of the stockholders of Issuer necessary to approve the Stockholder Proposals, and will execute and deliver, or cause to be executed and delivered, to Contributor, a true, correct and complete copy of the irrevocable written consent providing for the approval of the Stockholder Proposals, in form and substance acceptable to APLD Intermediate (the “Written Consent”); provided, that, if the Written Consent is not obtained by the Consent Deadline, APLD Intermediate may either, (i) extend the Consent Deadline, (ii) require Issuer to comply with the Meeting Procedures to seek the requisite stockholder approval of the Stockholder Proposals at a duly called meeting of the stockholders of the Issuer, including any adjournment thereof, subject to Section 4.4(c)(v) of this Agreement (the “Stockholder Meeting”) on the terms set forth in this Agreement, or (iii) terminate this Agreement;

WHEREAS, Issuer will duly file and deliver to the SEC and mail to the holders of Issuer Common Stock or Issuer Voting Stock, as applicable, (i) an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Exchange Act, or (ii) if the Issuer has been required to comply with the Meeting Procedures, a proxy statement on Schedule 14A (the “Proxy Statement”) prepared pursuant to Section 14(a) of the Exchange Act, as applicable, regarding the Contribution and the other Transactions;

WHEREAS, the board of directors of Cloud (the “Cloud Board”), has approved this Agreement and the Transactions and has recommended that the sole stockholder of Cloud adopt and approve this Agreement and the Transactions in accordance with applicable Law;

WHEREAS, APLD Intermediate, as the sole stockholder of Cloud as of the date hereof and prior to the Cloud Pre-Closing Restructuring, has acted by written consent, which consent by its terms shall be effective immediately following the execution of this Agreement by the parties hereto to adopt this Agreement and the Transactions in accordance with applicable Law;

WHEREAS, at the Closing, as a material condition and inducement to Contributor’s willingness to enter into this Agreement and consummate the Transactions, Issuer and Contributor shall enter into an Investor Rights Agreement, in the form attached hereto as Exhibit A (the “Investor Rights Agreement”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the parties intend that the Contribution shall qualify as a transaction described in Section 351(a) of the Code; and

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions applicable to the Contribution and the other Transactions, including the issuance of the Exchanged Shares as consideration for the Contributed Shares and the consummation of the PIPE Investment.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Issuer, Contributor, APLD Intermediate and Cloud agree as follows:

ARTICLE I.

DEFINITIONS

1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“2014 Plan” means that certain Ekso Bionics Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan (As of June 6, 2024), as further amended, restated, or otherwise modified from time to time.

“2026 Plan” means a new equity incentive plan of Issuer, in the form and substance attached hereto as Exhibit E, and which shall be proposed for adoption pursuant to the Stockholder Proposals.

“Acquisition Proposal” means, with respect to Issuer, any proposal, inquiry, or offer (written or oral) (A) to acquire, directly or indirectly, Issuer and/or its Subsidiaries or any portion of their respective assets (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (B) to make any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of Issuer and/or its Subsidiaries or (C) any similar transaction or business combination involving the assets of Issuer and/or its Subsidiaries or the business, equity, interests, capital stock, or assets of Issuer and/or its Subsidiaries

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Applied Parent” means Applied Digital Corporation, a Nevada corporation.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former Issuer Service Provider (or to any dependent or beneficiary thereof) of Issuer or any Issuer Subsidiary, in each case that is maintained, sponsored or contributed to by Issuer or any Issuer Subsidiary, or under which Issuer or any Issuer Subsidiary has any obligation or liability, whether actual or contingent, including each employment, consulting, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, paid-time off, cafeteria, fringe benefit, medical, dental, disability, life insurance, other health plans, fringe benefits, retention, severance, termination, change in control, transaction bonus, stock purchase, stock option, equity appreciation, phantom equity, restricted stock, restricted stock unit, employee stock ownership or other equity or equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided.

“Cash and Cash Equivalents” means, as of the time of determination, without duplication and on a consolidated basis, and in each case as determined in accordance with GAAP, the fair market value (expressed in United States Dollars) of any and all unrestricted cash and cash equivalents, excluding for the avoidance of doubt any cash and cash equivalents that are not freely usable or readily available for any corporate purpose because they are subject to restrictions or limitations on use, transfer or distribution under Law, Contract or otherwise, including but not limited to amounts held on behalf of, or for the benefit of, any other Person, as security deposits or in escrow (which shall include escrow deposits), but including the amounts of any checks, drafts and wires issued prior to such time and actually received, deposited or available.

“Closing Date” means the date on which Closing occurs.

“Cloud Common Stock” means the common stock of Cloud, par value $0.001 per share.

“Cloud Material Adverse Effect” means, with respect to Cloud, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Cloud Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, results of operations, prospects or financial condition of Cloud and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether a Cloud Material Adverse Effect has occurred or is expected to occur: (i) any failure by Cloud to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (ii) any Effect that results from changes affecting the industry in which Cloud operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (iii) any Effect caused by the announcement of the Transactions contemplated by this Agreement or the other Transaction Documents, (iv) political conditions, including acts of war or terrorism or natural disasters or any pandemic or epidemic, including COVID-19, (v) any action taken or omitted to be taken by Cloud at the written request or with the prior written consent of Issuer, (vi) changes in GAAP or other accounting standards (or any interpretation thereof) or (vii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (A) the exception in clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Cloud Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, a Cloud Material Adverse Effect and (B) with respect to clauses (ii), (iv), (vi) and (vii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Cloud Material Adverse Effect has occurred or would be reasonably expected to occur, but only to the extent such Effects disproportionately affect Cloud and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as Cloud and its Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor provisions.

“Common Stock Equivalents” means any securities which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Company ESPP” means that certain Ekso Bionics Holdings, Inc. 2017 Employee Stock Purchase Plan, as amended, restated, or otherwise modified from time to time.

“Confidential Information” means nonpublic information, knowledge, or data relating to the business of Issuer or Cloud, including, without limitation, (i) all forms and types of financial, business, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, consultant Contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other information relating to the business of Issuer or Cloud, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with Issuer or Cloud; and (ii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.  The term Confidential Information shall not include information: (i) that enters the public domain or is publicly available so long as neither Issuer or Cloud nor their Affiliates directly or indirectly causes such information to enter the public domain or become publicly available; or (ii) that was independently developed without use of the Confidential Information.

“Consent Deadline” means 5:00 p.m. local time in New York on February 20, 2026; provided, that such date may be extended from time to time in the sole and absolute discretion of APLD Intermediate. For the avoidance of doubt, any such extension shall not extend or otherwise affect the End Date.

“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise, license, terms of service, or terms of use, in each case, whether oral or written.

“Data Protection Laws” means (a) any applicable Law relating to the Processing of Personal Data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data; (b) any requirements of self‑regulatory frameworks or organizations with which a party is, or has been, contractually obligated to comply, or any self‑certification mechanisms (such as the EU‑U.S. and Swiss‑U.S. Privacy Shield Frameworks) to which a party has committed; (c) any Laws that provide rights of privacy or publicity to individuals; and (d) PCI‑DSS.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; and (iii) the terms of any agreements to which a party is bound relating to the Processing of Personal Data.

“Disclosure Schedules” means the Disclosure Schedules of each of Issuer and Contributor, as applicable, in each case delivered concurrently herewith.

“Effect” means any change, event, effect, development or circumstance.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, storage, handling, labeling, management, transportation, treatment, or release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, drinking water, land surface, subsurface strata, sediment, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any permit, certificate, approval, identification number, license, waiver, or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means any of the following Contracts: (a) license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement; (b) Contracts the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business; (c) customary nondisclosure agreements entered into in the ordinary course of business (that do not include any terms granting the right to use residuals or assigning or granting express license rights to Intellectual Property); (d) Contracts with the customers or end users of the Issuer or any of its Subsidiaries on Issuer’s or such Subsidiary’s form agreement without material modification, provided that the applicable form agreement has been made available APLD Intermediate and Contributor; (e) Contracts where the only grants of rights with respect to Intellectual Property are non-exclusive licenses granted to service providers, consultants, contractors or vendors solely to permit such parties to provide services to Issuer or its Subsidiaries , in the ordinary course of business, and that do not involve the development or creation of any Intellectual Property; (f) Contracts where the only grants of rights with respect to Intellectual Property are non-exclusive licenses to a party’s trademark for inclusion on customer lists (or for similar incidental promotional purposes that are ancillary and non-material to the subject matter of such Contract); and (g) licenses for Open Source Software.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid, and TRICARE programs.

“Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, explosive, radioactive, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is regulated, controlled, restricted, or otherwise subject to any Environmental Laws, including asbestos in any form, urea formaldehyde, polychlorinated biphenyls, mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and any PFAS.

“Intellectual Property” means all intellectual and industrial property rights worldwide, whether existing now or hereafter, registered or unregistered, and all applications, registrations, renewals, extensions and counterparts for the foregoing, including: (a) trademarks and service marks, and associated goodwill; (b) copyrights and works of authorship; (c) Trade Secrets, confidential information and know‑how, including inventions (whether or not reduced to practice), methods, processes, improvements, technical data, specifications, research and development information, technology, designs, databases and data, ideas and source code; (d) patents and patent applications, including all continuations, continuations‑in‑part, divisionals, reissues, reexaminations and extensions; (e) websites, internet domain names and social media accounts and handles; (f) software; (g) rights of publicity and privacy; and (h) all other similar rights in any of the foregoing, and all rights to sue for and recover for past, present and future infringement, misappropriation or other violations.

“Issuer Common Stock” means the common stock of Issuer, par value $0.001 per share.

“Issuer Intellectual Property” means collectively, all Owned Intellectual Property and Licensed Intellectual Property.

“Issuer Voting Stock” means, collectively, the shares of Issuer Common Stock and the shares of Issuer’s Series B Convertible Preferred Stock that are entitled to vote on the Stockholder Proposals as of the Record Date.

“Issuer Material Adverse Effect” means, with respect to Issuer, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Issuer Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, results of operations, prospects or financial condition of Issuer and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether an Issuer Material Adverse Effect has occurred or is expected to occur: (i) any change in Issuer’s stock price or trading volume on the Nasdaq, (ii) any failure by Issuer to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (iii) any Effect that results from changes affecting the industry in which Issuer operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (iv) any Effect caused by the announcement of the Transactions contemplated by this Agreement or the other Transaction Documents, (v) political conditions, including acts of war or terrorism or natural disasters or any pandemic or epidemic, including COVID-19, (vi) any action taken or omitted to be taken by Issuer at the written request or with the prior written consent of Contributor, (vii) changes in GAAP or other accounting standards (or any interpretation thereof) or (viii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (A) the exceptions in clause (i) and (ii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, an Issuer Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, an Issuer Material Adverse Effect and (B) with respect to clauses (iii), (v), (vii) and (viii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether an Issuer Material Adverse Effect has occurred or would be reasonably expected to occur, but only to the extent such Effects disproportionately affect Issuer and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as Issuer and its Subsidiaries.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Knowledge of Cloud” means the actual knowledge of Wes Cummins and Saidal Mohmand, none of whom will have any personal liability or obligations regarding such knowledge.

“Knowledge of Issuer” means the actual knowledge of Scott Davis and Jerome Wong, none of whom will have any personal liability or obligations regarding such knowledge.

“Law” means any federal, national, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, rule, regulation, ordinance, treaty, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by Issuer and any of its Subsidiaries.

“Licensed Intellectual Property” means all Intellectual Property that is owned by a third Person and used or held for use by Issuer or any of its Subsidiaries.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (other than restrictions imposed by federal or state securities laws or created by this Agreement).

“Listing Application” means an initial listing application for the post-transaction entity, as required by Nasdaq Listing Rule 5110(a).

“Meeting Approval Deadline” means the date that is three (3) business days after the date of the Stockholder Meeting at which the Stockholder Proposals were approved.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, decision, verdict or settlement, in each case, whether civil, criminal or administrative, and, in each case, whether temporary, preliminary or permanent, entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Organizational Documents” means (i) with respect to Issuer, the Issuer Articles of Incorporation and the Issuer Bylaws, and (ii) with respect to Cloud, the Cloud Articles of Organization and the Cloud Bylaws.

“Open Source Software” shall mean any Software (in source or object code form) that is subject to (a) a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge.

“Owned Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, by Issuer or any of its Subsidiaries.

“Permitted Transferee” means, with respect to Issuer or Contributor, (i) any Affiliate thereof, or (ii) any successor entity of such party.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Personal Data” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by Data Protection Laws.

“PIPE Investment” means a private placement of shares of Issuer Common Stock or preferred stock of Issuer that is convertible into Issuer Common Stock in such amount as shall be determined by, and on terms acceptable to, APLD Intermediate.

“Privacy Policy” means, with respect to a party, the party’s internal and external (including published, public-facing) privacy policies and notices.

“Proceeding” means any legal action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Process” (and the corollary terms “Processed” and “Processing”) shall mean, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.

“Products” means products of Issuer or any of Issuer’s Subsidiaries, including the Ekso NR, the Indego Therapy, the Indego Personal, the Indego Nomad and the Ekso Walker.

“Registered Intellectual Property” means all Owned Intellectual Property issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Restated Issuer Articles” means amended and restated Issuer Articles of Incorporation, in the form and substance attached hereto as Exhibit D, and which shall be proposed for adoption pursuant to the Stockholder Proposals.

“Restated Issuer Bylaws” means amended and restated Issuer Bylaws, in the form and substance attached hereto as Exhibit C.

“Restricted Person” means (a) any Person that is the subject of Sanctions, (b) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s list of Specially Designated Nationals and Blocked Persons, and the EU Consolidated List, or (c) is in the aggregate directly or indirectly fifty percent (50%) or greater owned or otherwise controlled by a Person or Persons described in (a) or (b), or (d) any Person located in, or organized under the Laws of any Sanctioned Country.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sale of Applied Parent” means (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Applied Parent or its wholly-owned Subsidiaries, or their respective employee benefit plans, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the common stock of Applied Parent representing more than fifty percent (50%) of the voting power of all of the common stock of Applied Parent; (b) the consummation of a sale or other disposition, in one or more transactions, of all or substantially all of the assets of Applied Parent and its Subsidiaries, taken as a whole; or (c) the consummation of any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the common stock of Applied Parent is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property.

“Sanctions” means all applicable economic or financial sanctions or Laws and trade embargoes imposed, administered or enforced from time to time by any Governmental Entity, including the list of Specially Designated Nationals and Blocked Persons and other regulations enforced by OFAC and the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means any country or region that is, or since April 24, 2019, has been, the subject or target of a comprehensive embargo under Sanctions (including Myanmar (f/k/a Burma), Cuba, Iran, North Korea, Russia, Sudan, South Sudan, Syria, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means any employee, director, independent contractor or consultant.

“Services Agreement” means that certain services agreement, by and between Issuer and Applied Parent, in form and substance acceptable to APLD Intermediate.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Stockholder Approval” means the approval of the Stockholder Proposals, including this Agreement, the Contribution and the other Transactions, by the requisite holders of Issuer Voting Stock, as applicable, whether by (a) the Written Consent obtained on or prior to the Consent Deadline, or (b) the affirmative vote of such holders at the Stockholder Meeting, following SEC clearance and mailing of the Proxy Statement, obtained prior to the Meeting Approval Deadline.

“Stockholder Proposals” means the proposals to approve (i) this Agreement, the Contribution and the other Transactions; (ii) Restated Issuer Articles; (iii) the issuance of the shares of Issuer Common Stock in the Contribution and the PIPE Investment for purposes of complying with Nasdaq Listing Rule 5635; (iv) the adoption of the 2026 Plan; and (v) any other proposals set forth in the Written Consent, the Information Statement or the Proxy Statement, as the case may be, which are mutually acceptable to the Issuer and Contributor.

“Subsidiary” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation including, NRS 78.378-3793, inclusive, and NRS 78.411-444, inclusive.

“Tax Return” means any return, report, form, information return, declaration of estimated Tax, claim for refund or similar statement filed or required to be filed with any Governmental Entity with respect to any Tax, including any attached schedules or amendments thereto.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments, each in the nature of a tax, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other similar taxes, assessments or charges in the nature of a tax imposed by any Governmental Entity having jurisdiction in matters relating to Tax matters and any interest, penalties, or additions to tax attributable thereto.

“Trade Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and/or import controls of Products, including the Export Administration Regulations, the International Traffic in Arms Regulations, economic Sanctions and embargoes administered by Office of Foreign Assets Control, anti-boycott Laws and the customs and import Laws administered by U.S. Customs and Border Protection.

“Trade Secrets” means any information that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Trading Market” means any of the following markets or exchanges on which the Issuer Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Investor Rights Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the Transactions contemplated hereunder.

“Transfer Agent” means Vstock Transfer, LLC, Issuer’s transfer agent.

ARTICLE II.

CONTRIBUTION AND EXCHANGE

2.1	Closing.

(a)    Issuer shall have adopted and filed with the Secretary of State of the State of Nevada on or before the Closing Date, the Restated Issuer Articles.

(b)    The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m. Eastern time, as soon as practicable (and, in any event, within two (2) business days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 5 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted hereunder, waiver by the party entitled to waive such conditions) via electronic exchange of signature pages or at such other time and place as the parties shall agree in writing.

(c)    On the Closing Date and after the filing of the Restated Issuer Articles as contemplated by Section 2.1(a), upon the terms and subject to the conditions set forth in this Agreement, (i) Contributor shall consummate the Contribution by delivering to Issuer all of Contributor’s right, title and interest in and to Contributed Shares free and clear of all Liens, and (ii) in exchange therefor, Issuer shall issue and deliver to Contributor the Exchanged Shares free and clear of all Liens.

2.2	Deliveries.

(a)    It shall be a condition to Contributor’s obligations to consummate the Transactions that, on or prior to the Closing Date, Issuer delivers or causes to be delivered to Contributor the following:

i.    the Written Consent, duly executed by the requisite holders of Issuer Voting Stock, or, if the Written Consent has not been obtained by the Consent Deadline, evidence reasonably satisfactory to Contributor of receipt of the Stockholder Approval prior to the Meeting Approval Deadline;

ii.    evidence of the due and proper mailing of the Information Statement in accordance with applicable Law, or, if the Written Consent has not been obtained by the Consent Deadline, evidence of the due and proper mailing of the Proxy Statement in accordance with applicable Law;

iii.    the Investor Rights Agreement, duly executed by Issuer;

iv.    a legal opinion of Ballard Spahr LLP, directed to Contributor, in form and substance reasonably acceptable to Contributor;

v.    a legal opinion of Wilson Sonsini Goodrich & Rosati, directed to Contributor, in form and substance reasonably acceptable to Contributor;

vi.    a copy of the resolutions of the Issuer Board, duly authorizing and approving entry into this Agreement by Issuer and the Transactions contemplated hereby and under the Transaction Documents;

vii.    a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, evidence of the issuance of 138,216,820 shares of Issuer Common Stock as held in DRS book-entry form by the Transfer Agent and registered in the name of Contributor;

viii.    the resignation, effective as of the Closing, of the individuals set forth on Schedule 2.2(a)(viii), on a form reasonably acceptable to APLD Intermediate;

ix.    evidence that the Listing Application has been approved by Nasdaq;

x.    evidence of concurrent closing of the PIPE Investment and duly executed copies of all definitive agreements executed in connection therewith, each in form and substance reasonably acceptable to APLD Intermediate;

xi.    a certificate, executed on behalf of Issuer by its secretary, dated as of the Closing Date, certifying the resolutions adopted by the Issuer Board approving the Contribution and other Transactions contemplated by this Agreement, certifying the current versions of the Organizational Documents, including that the Restated Issuer Articles and the Restated Issuer Bylaws have been validly adopted as of the Closing and have not been amended or modified, and certifying as to the signatures and authority of Persons signing this Agreement, the Transaction Documents and related documents on behalf of Issuer;

xii.    the Services Agreement, duly executed by Issuer;

xiii.    a copy of the Restated Issuer Articles, duly approved by the Issuer Board and its stockholders and filed with the Secretary of State of the State of Nevada;

xiv.    a copy of the Restated Issuer Bylaws, duly adopted by the Issuer Board prior to the Closing;

xv.    a copy of 2026 Plan, duly approved by the Issuer Board and its stockholders; and

xvi.    evidence reasonably satisfactory to APLD Intermediate that Issuer has taken all actions necessary (including obtaining any required approvals of the Issuer Board or the compensation committee thereof) to suspend the 2014 Plan as of the Closing, such that from and after the Closing no further Awards (as defined in the 2014 Plan) may be granted thereunder; provided that, all Awards outstanding thereunder as of Closing shall continue in full force and effect in accordance with the terms thereof;

xvii.    evidence reasonably satisfactory to APLD Intermediate that Issuer has taken all actions necessary (including obtaining any required approvals of the Issuer Board or the compensation committee thereof) to terminate the Company ESPP as of the Closing; and

xviii.    all such other documents as Contributor may reasonably request.

(b)    It shall be a condition to Issuer’s obligations to consummate the Transactions that, on or prior to the Closing Date, Contributor delivers or causes to be delivered to Issuer, the following:

i.    the Investor Rights Agreement, duly executed by Contributor;

ii.    the Services Agreement, duly executed by Applied Parent,

iii.    a copy of the resolutions of the Cloud Board, duly authorizing entry into this Agreement by Cloud and the Transactions contemplated hereby and under the Transaction Documents;

iv.    a copy of resolutions of the board of Contributor, as sole stockholder of Cloud, duly authorizing entry into this Agreement by Cloud and the Transactions contemplated hereby and under the Transaction Documents;

v.    an IRS Form W-9 duly executed by Contributor or its regarded owner;

vi.    a stock power, in the form and substance attached hereto as Exhibit B, evidencing the transfer of the Contributed Shares; and

vii.    evidence, reasonably satisfactory to Issuer, that the Cloud Pre-Closing Restructuring has been completed.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of Issuer. Except as set forth in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or in the correspondingly numbered section of the Disclosure Schedules that relates to such section or in another section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, Issuer hereby represents and warrants to APLD Intermediate and Contributor, as of the date hereof and as of the Closing Date as follows (unless as of a specific date therein, in which case they shall be accurate as of such date) that:

(a)    Organization and Authority.

i.    Issuer (i) is a corporation duly organized and validly existing under the Laws of the state of Nevada, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect. True and accurate copies of the Restated Articles of Incorporation of Issuer (as amended or modified from time to time prior to the date hereof, the “Issuer Articles of Incorporation”) and the amended and restated by-laws of Issuer (as amended or modified from time to time prior to the date hereof, the “Issuer Bylaws”), each as in effect, have been made available to APLD Intermediate and Contributor prior to the date hereof.

ii.    All of Issuer’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)) are set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K, and Issuer owns, directly or indirectly, 100% of the outstanding equity securities of such Subsidiaries. Each of Issuer’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect.

(b)    Capitalization.

i.    The authorized capital stock of Issuer consists of 141,429,000 shares of Issuer Common Stock, and 10,000,000 shares of preferred stock (the “Issuer Preferred Stock”). As of the close of business on February 13, 2026, (i) 3,563,152 shares of Issuer Common Stock were issued and outstanding, (ii) 93,528 shares of Issuer Common Stock were reserved for issuance under Issuer’s equity incentive plans including (x) 224 shares reserved for future issuance, (y) 11,116 shares in respect of outstanding options (“Issuer Options”) and (z) 82,188 shares in respect of outstanding restricted stock units (“Issuer RSUs”) and (iii) 5,852 shares of Issuer Preferred Stock were issued and outstanding. Since February 13, 2026, no other shares of Issuer Common Stock or Issuer Preferred Stock have been issued, other than shares of Issuer Common Stock issued in respect of the exercise of Issuer Options or settlement of Issuer RSUs in the ordinary course of business.

ii.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Issuer Common Stock or the capital stock of any Subsidiary, or Contracts, commitments, understandings or arrangements by which Issuer or any Subsidiary is or may become bound to issue additional shares of  Issuer Common Stock or Common Stock Equivalents or capital stock of any  Subsidiary. Except as set forth in the SEC Documents, there are no outstanding securities or instruments of Issuer or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Issuer or any Subsidiary. There are no outstanding securities or instruments of Issuer or any Subsidiary that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which Issuer or any Subsidiary is or may become bound to redeem a security of Issuer or such Subsidiary. Issuer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Issuer are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholder agreements, voting agreements or other similar agreements with respect to Issuer’s capital stock to which Issuer is a party or, to the Knowledge of Issuer, between or among any of Issuer’s stockholders.

iii.    All outstanding shares of Issuer Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth in Schedule 3.1(b)(iii) of the Disclosure Schedules, Issuer has not issued any securities or right to purchase securities of Issuer (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of Issuer). Except as provided in the Transaction Documents, there are no outstanding contractual obligations of Issuer or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, Issuer or any of Issuer’s Subsidiaries. Issuer does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

iv.    Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Issuer is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Issuer or one or more of its wholly-owned Subsidiaries free and clear of all Liens, except, in each case, where such failure, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Issuer may vote are issued.

(c)    Authorization.

i.    Issuer has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by Issuer and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Issuer Board. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Issuer and, assuming due authorization, execution and delivery by APLD Intermediate, Cloud and Contributor, this Agreement and each of the other Transaction Documents is a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or further action by Issuer, the Issuer Board or Issuer’s stockholders (other than the Stockholder Approval) are necessary for the execution and delivery by Issuer of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Transactions contemplated hereby or thereby.

ii.    Neither the execution and delivery by Issuer of this Agreement or the other Transaction Documents, nor the consummation of the Transactions contemplated hereby or thereby, nor compliance by Issuer with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Issuer or any Subsidiary of Issuer under any of the terms, conditions or provisions of (A) the Issuer Articles of Incorporation or the Issuer Bylaws or the charter, bylaws or other governing instrument of any Subsidiary of Issuer or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any Subsidiary of Issuer is a party or by which it may be bound, or to which Issuer or any Subsidiary of Issuer or any of the properties or assets of Issuer or any Subsidiary of Issuer may be subject, or (ii) violate any Law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Issuer or any Subsidiary of Issuer or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

iii.    Other than (i) the securities or blue sky Laws of the various states of the United States and (ii) the filing of one or more Forms 8-K, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period other than expressly in connection with the Information Statement or the Proxy Statement, as applicable, is necessary for the execution or delivery by Issuer of this Agreement or the other Transaction Documents or the consummation by Issuer of the Transactions contemplated by this Agreement or the other Transaction Documents, except, in the case of any such matters arising in respect of a non-United States Governmental Entity or Law, as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

iv.    Any registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws have been obtained for the lawful execution, delivery and performance of this Agreement.

(d)    SEC Documents; Financial Statements.

i.    Issuer has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since January 1, 2024 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Issuer has never been an issuer subject to Rule 144(i) of the Securities Act.

ii.    Issuer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to Issuer, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of Issuer’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Issuer’s outside auditors and the Issuer Board’s audit committee (A) any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Issuer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Issuer’s internal controls over financial reporting.

iii.    There is no transaction, arrangement or other relationship between Issuer and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Issuer in its SEC Documents and is not so disclosed.

iv.    The financial statements of Issuer and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of Issuer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of Issuer and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(e)    Brokers and Finders. Except for Lake Street Capital Markets, LLC pursuant to that certain engagement letter dated January 19, 2026 and Bradley Woods & Co. Ltd. pursuant to that certain engagement letter dated December 12, 2025, the fees and expenses of which will be paid by Issuer, neither Issuer nor any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Issuer in connection with this Agreement or the Transactions contemplated hereby.

(f)    Litigation. There is no action, suit, Proceeding or investigation pending or threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, Issuer or any of its Subsidiaries or any of their respective assets, operations or business before or by any Governmental Entity. Neither Issuer nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(g)    Indebtedness. Neither Issuer nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(h)    Listing and Maintenance Requirements. The Issuer Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Issuer has taken no action designed to, or which, to the Knowledge of Issuer, is reasonably likely to, have the effect of, terminating the registration of the Issuer Common Stock under the Exchange Act nor has Issuer received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration. Issuer has not, in the twelve (12) months preceding the date hereof, received notice from Nasdaq that Issuer is not in compliance with the listing or maintenance requirements of Nasdaq. Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(i)    Taxes.

i.    Issuer and each Subsidiary of Issuer has filed all Tax Returns that are required to be filed or has requested extensions thereof and has paid all Taxes required to be paid by it to the extent that any of the foregoing is due and payable, except (i) for any such assessment, fine or penalty that is currently being contested in good faith or (ii) where such failure to file or pay would not have an Issuer Material Adverse Effect.

ii.    The unpaid Taxes of Issuer and its Subsidiaries have, as of the date of Issuer’s most recent financial statements, been reflected on Issuer’s financial statements as of such date in accordance with GAAP, and Issuer and its Subsidiaries have not incurred any material liability for Taxes since such date outside the ordinary course of business.

iii.    There is no audit or proceeding action, suit, Proceeding, audit or claim now proposed in writing or pending against or with respect to Issuer or any of its Subsidiaries in respect of any material amount of Tax or material Tax Return.

iv.    Neither Issuer nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treasury Regulation section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) to the affiliated group of which Issuer is or was the common parent or pursuant to any Tax sharing or indemnification provisions contained in any agreement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

v.    Neither Issuer nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the Tax Laws of any state, local or foreign jurisdiction.

vi.    Neither Issuer nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

vii.    Neither Issuer nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of Issuer or any of its Subsidiaries other than extensions requested in the ordinary course of business and routinely granted.

viii.    Neither Issuer nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

ix.    Neither Issuer nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

x.    There are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established) upon any of the assets of Issuer or any of its Subsidiaries;

xi.    No claim has been made in writing in the last three years by an authority in a jurisdiction in which Issuer or any of its Subsidiaries does not file Tax Returns that Issuer or any of its Subsidiaries is or may be subject to Tax in that jurisdiction; and

xii.    Neither Issuer nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law nor has any Governmental Entity proposed any such adjustment in writing, or (ii) will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j)    Employee Relations.

i.    Section 3.1(j) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct, and complete list of all employees of Issuer and each Issuer Subsidiary, showing date of hire; hourly rate, salary, or other basis of compensation (including annual bonus payment); full-time or part-time status; exempt or non-exempt status; paid-time off accrued as of the last payroll period prior to the date of this Agreement; principal work location; job title or function; and union affiliation, each as applicable.

ii.    Neither Issuer nor any Issuer Subsidiary is, nor has either been a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with any works council, trade or labor union, labor organization, employee association, group of employees, or other bargaining unit representatives (each, a “Union,” and such an agreement or arrangement with a Union, a “Labor Agreement”) nor are there any negotiations or discussions currently pending or occurring between Issuer nor any Issuer Subsidiary and any Union regarding any Labor Agreement or any other work rules or polices, nor is Issuer any or any Issuer Subsidiary under an obligation to negotiate with any Union. No Union has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Issuer nor any Issuer Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Issuer or any Issuer Subsidiary (the “Issuer Business Personnel”), and there has been no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or threatened in writing against Issuer or any Issuer Subsidiary by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Issuer Business Personnel. There has been no labor strike, dispute, lockout, slowdown, disruption or stoppage pending or threatened against or affecting Issuer or any Issuer Subsidiary.

iii.    Neither Issuer nor any Issuer Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions.

iv.    Issuer and each Issuer Subsidiary is and have for the past twelve (12) months been in compliance with all applicable Laws respecting labor, employment, and employment practices, including, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an Issuer Material Adverse Effect.

v.    Neither Issuer nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign Laws related to plant closings, relocations or mass layoffs (the “WARN Act”)) or a “mass lay-off” (as defined in the WARN Act), in either case without complying in all material respects with the WARN Act.

vi.    No Order imposes continuing remedial obligations or otherwise limits or affects Issuer’s or any of Issuer’s Subsidiary’s ability to manage its employees, Service Providers, or job applicants.

vii.    No Issuer Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Issuer or any Issuer Subsidiary or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Issuer or any Issuer Subsidiary or (ii) to the knowledge or use of Trade Secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have, an Issuer Material Adverse Effect.

viii.    Issuer or each Issuer Subsidiary is not delinquent in payments to any current or former Issuer Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

ix.    No allegations of sexual harassment or sexual misconduct have been made by any current or former employee of Issuer or any Issuer Subsidiary against any current or former officer of Issuer or any Issuer Subsidiary, neither Issuer nor any Issuer Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive or other employee of Issuer or any Issuer Subsidiary. Issuer and each Issuer Subsidiary has promptly, thoroughly and impartially investigated all allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to Issuer or any Issuer Subsidiary and no such allegations have been made that, if known to the public, would reasonably be expected to bring Issuer or any Issuer Subsidiary into disrepute.

(k)    Employee Benefit Plans.

i.    Section 3.1(k) of the Disclosure Schedules sets forth a true and complete list of each material Benefit Plan. Neither Issuer nor any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Benefit Plan.

ii.    With respect to each material Benefit Plan, Issuer has made available to APLD Intermediate and Contributor a current written copy thereof (if any) and, to the extent applicable: (i) all amendments and any related trust agreement; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which a summary plan description is required by applicable Law, and (iv) for the most recent plan year (A) the Form 5500 filed with the IRS and attached schedules and (B) audited financial statements.

iii.    Each Benefit Plan has been administered in accordance with its terms and all applicable Law, including ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the SEC Documents prior to the date of this Agreement.

iv.    Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Issuer Material Adverse Effect: (i) each Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion or advisory letter from the IRS as to its qualified status, and each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Benefit Plan, and (iii) no action has been brought or is threatened against or with respect to any Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

v.    No Benefit Plan is, and neither Issuer nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Issuer or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have an Issuer Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

vi.    No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Issuer could give rise to any “parachute payment,” as defined under Section 280G(b)(2) of the Code and the regulations thereunder or trigger the excise tax under Section 4999 of the Code.

vii.    Except as required by Law, no Benefit Plan provides post-employment medical, disability or life insurance benefits to any current or former Issuer Service Provider or their respective dependents (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state Law or ERISA at the sole cost of the former Issuer Service Provider or coverage through the end of the calendar month in which a termination of employment occurs).

viii.    Neither the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any current or former Service Provider of Issuer or any Issuer Subsidiary to a bonus, severance or change in control or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits to any current or former Service Provider of Issuer or any Issuer Subsidiary, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Benefit Plans or (iv) result in any breach or violation of, or default under any Benefit Plan.

ix.    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Issuer or any Issuer Subsidiary is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

x.    Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in an Issuer Material Adverse Effect, with respect to each Benefit Plan established or maintained outside of the United States of America primarily for the benefit of current or former Service Providers of Issuer or any Issuer Subsidiary residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of any Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(l)    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an Issuer Material Adverse Effect:

i.    Issuer and each Issuer Subsidiary (i) has been, and is, in compliance with all, and are not subject to any liability with respect to any, Environmental Laws, (ii) has held, and currently hold, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as conducted and used, and (iii) have been, and are, in compliance with their respective Environmental Permits.

ii.    There are no Environmental Claims pending or threatened against Issuer or any Issuer Subsidiary relating to a violation or liability under any Environmental Laws, including, without limitation, with respect to any Environmental Permits or Hazardous Materials.

iii.    There have been no releases of Hazardous Materials at any properties that are currently owned, operated, leased, used, or any third party property to which Hazardous Materials were sent, by or on behalf of Issuer or any Issuer Subsidiary, or at properties that were formerly owned, operated, leased, used, or any third party property to which Hazardous Materials were sent, by or on behalf of Issuer or any Issuer Subsidiary, that are reasonably likely to cause Issuer or any Issuer Subsidiary to incur liability pursuant to Environmental Laws.

iv.    None of Issuer or any Issuer Subsidiary (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with, or liability under, any Environmental Laws or Environmental Permits, the investigation, sampling, labeling, monitoring, treatment, remediation, response, removal or cleanup of, or exposure to, Hazardous Materials, and no action is pending or is threatened with respect thereto, or (ii) is an indemnitor by Contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise to any third-party concerning any liabilities or obligations under Environmental Laws, including, without limitation, with respect to any Hazardous Materials.

v.    There are no other circumstances or conditions involving Issuer or any Issuer Subsidiary that could reasonably be expected to result in any Environmental Claim, violation or liability under Environmental Laws, or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Laws.

vi.    None of Issuer or any Issuer Subsidiary has expressly assumed or retained any liabilities of any other Person in respect of any Environmental Laws, including in any acquisition or divestiture of any property or business.

vii.    Issuer has made available to APLD Intermediate and Contributor, prior to the date of this Agreement, correct and complete copies of all material environmental reports, studies, assessments, data, and other material environmental information accessible or controlled by Issuer relating to Issuer or any Issuer Subsidiary or their respective current and former properties or operations.

(m)    Licenses.      Issuer and each Subsidiary of Issuer possesses all licenses, approvals, clearances, registrations, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business (“Licenses”), except in each case, the lack of which would not reasonably be expected, individually or in the aggregate, to have an Issuer Material Adverse Effect, and neither Issuer nor any Subsidiary of Issuer has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have an Issuer Material Adverse Effect.

(n)    Material Contracts.

i.    All Contracts required to be filed as exhibits to the Issuer SEC Documents have been so filed in a timely manner. Section 3.1(n) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Benefit Plans, to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(a)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(b)    any Contract that materially limits the ability of Issuer or any of its Subsidiaries to engage or compete in any line of business or in any geographic area;

(c)    any Contract or series of related Contracts relating to indebtedness for borrowed money;

(d)    any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(e)    any license, sublicense, development or collaboration agreement or other Contract relating to Issuer Material Intellectual Property (excluding Excluded Contracts);

(f)    any Contract with an Issuer Material Customer or an Issuer Material Supplier;

(g)    any purchase, sale or supply Contract that contains material volume requirements or commitments or exclusive purchasing arrangements on Issuer or its Subsidiaries or most favored nation provisions granted by Issuer or its Subsidiaries;

(h)    any Issuer Lease;

(i)    any Contract that requires Issuer or its Subsidiaries to pay any material leasing, brokerage or similar commissions in connection with the acquisition, sale, or leasing of any Issuer Owned Real Property;

(j)    other than any Issuer Lease, any Contract under which Issuer or its Subsidiaries are lessors of or permits any third party to hold, operate, in each case, any material tangible property (other than real property), owned or controlled by Issuer or its Subsidiaries;

(k)    any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Issuer or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(l)    any acquisition or divestiture Contract (A) entered into since January 1, 2022, or (B) that contains “earn-out” provisions or other contingent payment obligations that have not been satisfied in full;

(m)    any Contract that by its terms limits the payment of dividends or other distributions by Issuer or any of its Subsidiaries;

(n)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of material revenues, profits, losses, costs, or liabilities by Issuer or any of its Subsidiaries with any other Person;

(o)    any “single source” supply Contract pursuant to which goods or materials that are material to Issuer or any of its Subsidiaries are supplied to Issuer or such Subsidiary from an exclusive source

(p)    any Labor Agreement;

(q)    any Contract (other than a Benefit Plan) between Issuer or any Subsidiary of Issuer, on the one hand, and any director or officer of Issuer or any Person beneficially owning five percent or more of the outstanding shares of Issuer Common Stock or any of their respective Affiliates (other than Issuer and a Subsidiary of Issuer), on the other hand;

(r)    any Contract with any Governmental Entity; or

(s)    any Contract pursuant to which Issuer or any Subsidiary of Issuer has uncapped indemnification obligations to any Person (except for (i) Contracts related to Licensed Intellectual Property entered into in the ordinary course and (ii) Contracts with the customers or end users of the Issuer or any of its Subsidiaries on the Issuer’s or Subsidiary’s form agreement).

(ii)         Issuer has heretofore made available to APLD Intermediate and Contributor true, correct and complete copies of the Contracts set forth in Section 3.1(n)(i) of the Disclosure Schedules.

(iii)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.1(n)(i) of the Disclosure Schedules or filed or required to be filed as exhibits to the Issuer SEC Documents (the “Issuer Material Contracts”) are valid, binding and in full force and effect and are enforceable by Issuer or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Issuer, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Issuer Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Issuer, no other party to any Issuer Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2022, neither Issuer nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential material violation of, or failure to comply with, any material term or requirement of any Issuer Material Contract, and (iv) neither Issuer nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Issuer Material Contract.

(o)    Intellectual Property.

i.    Section 3.1(o)(i) of the Disclosure Schedules set forth a correct and complete list of all Registered Intellectual Property, indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction. All Issuer Registered Intellectual Property is, subsisting and to the Knowledge of Issuer, valid and enforceable, and not subject to any outstanding Order adversely affecting the validity or enforceability of, or Issuer’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Intellectual Property.

ii.    Except as set forth in Section 3.1(o)(ii) of the Disclosure Schedules, Issuer and its Subsidiaries solely and exclusively own all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Liens created by Issuer.

iii.    Neither the execution and delivery of this Agreement by Issuer, nor the performance of this Agreement by Issuer, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit or terminate, or require the consent of, notice to, or payment to any Person for the continued use of, any rights of Issuer or any of its Subsidiaries in any Issuer Intellectual Property.

iv.    Issuer and its Subsidiaries own, or have valid and sufficient rights to use, all Issuer Intellectual Property necessary or required for the conduct of their respective businesses as currently conducted. None of, and neither Issuer nor its Subsidiaries has received a notice (written or otherwise) that any of, the Issuer Intellectual Property has expired, terminated or been abandoned except as would not reasonably be expected to have an Issuer Material Adverse Effect. Neither Issuer nor any its Subsidiaries has received, since the date of the latest consolidated financial statements included within the Issuer SEC Documents, a written notice of a claim or any complaint, notice, or demand alleging that the Issuer Intellectual Property violates, infringes, misappropriates, or dilutes the rights of any Person or challenging the use, validity, or enforceability of any rights in any Issuer Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, neither Issuer nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating and has not infringed, diluted, or otherwise violated the Intellectual Property of any Person.

v.    To the Knowledge of Issuer, all such Issuer Intellectual Property is enforceable and no Person is infringing, misappropriating, diluting or otherwise violating any of the Issuer Intellectual Property.

vi.    Issuer and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Issuer Intellectual Property that is material to their business (“Issuer Material Intellectual Property”). Issuer has maintained all Trade Secrets included in the Issuer Material Intellectual Property in accordance with protection procedures customarily used in the industry to protect and maintain the confidentiality of Trade Secrets of a similar nature. Trade Secrets included in the Issuer Material Intellectual Property have not been disclosed by Issuer to any Person other than pursuant to written non-disclosure agreements that, to the Knowledge of Issuer, have not been breached by such Person. To the Knowledge of Issuer, there has been no unauthorized disclosure of any Issuer Intellectual Property. All current and former officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Issuer and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception, creation, or development of Intellectual Property for or on behalf of such entities have entered into valid and binding proprietary rights agreements with Issuer or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Issuer or one of its Subsidiaries.

vii.    No Software owned by or purported to be owned by Issuer or any of its Subsidiaries (“Owned Software”) (or products containing Owned Software) contains, is derived from, or links to or is combined or distributed with any Open-Source Software in a manner that requires or purports to require, (i) any Owned Software (or portion thereof) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such any Owned Software; or (iii) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Issuer Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). Issuer and its Subsidiaries are in material compliance with all licenses or other obligations to which any Open-Source Software used by Issuer or any of its Subsidiaries is subject.

viii.    No Person other than Issuer or its Subsidiaries (and its and their respective authorized employees and authorized independent contractors) has or has had possession of any source code for any Software that is owned or developed by or on behalf of Issuer or any of its Subsidiaries and is material to their respective businesses, taken as a whole. Neither Issuer nor any Subsidiary of Issuer has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any such Software to any escrow agent or other third person, other than any employee, consultant or contractor of Issuer or a Subsidiary of Issuer under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

ix.    No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Issuer Material Intellectual Property.

x.    The IT Assets owned, used, held for use, or maintained by or on behalf of each of Issuer and its Subsidiaries (“Issuer IT Assets”): (i) are sufficient for the current and anticipated needs of the business of Issuer and its Subsidiaries; (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Issuer and its Subsidiaries to operate the business as presently conducted; and (iii) have not, since January 1, 2022, materially malfunctioned or failed. Issuer and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of Personal Data, Issuer Business Data, and Issuer IT Assets and information stored or contained therein against any loss, unauthorized use, access, interruption, corruption modification or disclosure, and there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. Issuer and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to the Issuer IT Assets.

i.    Except as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect, each of Issuer, its Subsidiaries and, to the Knowledge of Issuer, all vendors, processors, or other third parties Processing or otherwise with access to Personal Data collected and/or Processed by or for, and/or sharing Personal Data with, Issuer or any of its Subsidiaries is in compliance, and has for the past twelve (12) months complied, with all applicable Data Protection Requirements. In the past twelve (12) months, neither Issuer nor any of its Subsidiaries, has received written communication from any Governmental Entity that alleges that Issuer or any of its Subsidiaries is not in compliance with any Data Protection Requirement and there are no other facts that, individually or in the aggregate, would reasonably indicate non-compliance by Issuer or its Subsidiaries with any Data Protection Requirement. There is no action, suit or proceeding by or before any court or Governmental Entity pending or threatened against Issuer or its Subsidiaries alleging in writing non-compliance by Issuer or its Subsidiaries with any Data Protection Requirements.

ii.    Issuer and each Subsidiary of Issuer have taken all commercially reasonable technical and organizational measures necessary to protect the information technology systems and Data used in connection with the operation of their business. Without limiting the foregoing, Issuer and each Subsidiary of Issuer have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent unauthorized access to or acquisition of Data used in connection with the operation of the their business (“Breach”). There has been no such Breach, and neither Issuer nor any Subsidiary of Issuer has been notified in writing of and to the Knowledge of Issuer of any event or condition that would reasonably be expected to result in, any such Breach.

(p)    FDA Regulatory.   (i) Issuer and each Subsidiary of Issuer are in compliance in all material respects, with all Laws, including those governing manufacture, import, export, testing, clinical or nonclinical investigation, development, processing, packaging, labeling, storage, marketing, registration, listing, advertising, reporting, record keeping, and distribution of the Products, except as would not have an Issuer Material Adverse Effect. Neither Issuer and each Subsidiary of Issuer nor any Representative of Issuer and each Subsidiary of Issuer has received any written or oral notice from a Governmental Entity alleging a violation by Issuer and each Subsidiary of Issuer of any Law applicable to Issuer and each Subsidiary of Issuer’s business; (ii) To Issuer and each Subsidiary, and to the Knowledge of Issuer, any third party that is a manufacturer or a contractor for Issuer and each Subsidiary of Issuer is in material compliance with all Licenses from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products; (iii) Each Product developed, tested, investigated, manufactured, distributed, marketed or sold by Issuer and each Subsidiary of Issuer, that are subject to the jurisdiction of the FDA or comparable Governmental Entity, including Products for which marketing authorization applications are pending with the FDA or any comparable Governmental Entity, are being developed, tested, investigated, manufactured, distributed, marketed and sold in material compliance with all Laws, including those regarding clinical research, pre-market notification, Good Manufacturing Practices set forth in the Quality System Regulation at 21 C.F.R. Part 820, labeling, advertising, record-keeping, medical device reporting for adverse events and malfunctions, and reporting of corrections; (iv) Issuer and each Subsidiary of Issuer has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals to allow entry into the United States from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law or Governmental Authorization, except as would not have an Issuer Material Adverse Effect. Issuer and each Subsidiary of Issuer is not subject to any obligation arising under an FDA inspection, FDA warning letter, FDA notice of violation letter or other enforcement notice, response or commitment made to or with the FDA or any comparable Governmental Entity, except as would not have an Issuer Material Adverse Effect. Issuer and each Subsidiary of Issuer has made all notifications, submissions and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Entity, except as would not have an Issuer Material Adverse Effect; (v) Within the last three years prior to the date of this Agreement, (i) there have been no recalls, field corrections, suspensions, seizures, or withdrawals of any of the Products or related to the business, and to Issuer and each Subsidiary to the Knowledge of Issuer, none are threatened or pending, nor is there any fact or condition related to any Product that would impose upon Issuer and any Subsidiary of Issuer a duty to recall any Product or material liability for returns with respect to the Products; (vi) There are no pending, and within the last 24 months prior to the date of this Agreement, there have not been any, actions, claims or, to Issuer and each Subsidiary to the Knowledge of Issuer, threats thereof related to product liability involving any Product, and no such actions or claims have been settled, adjudicated or otherwise disposed of within the twenty four (24) months prior to the date of this Agreement; (vii) All Product claims made by Issuer and each Subsidiary of Issuer with respect to their respective Products are accurate and truthful in all respects, except as would not have an Issuer Material Adverse Effect; (viii) Except as would not have an Issuer Material Adverse Effect, to Issuer and each Subsidiary to the Knowledge of Issuer, neither Issuer nor any Subsidiary of Issuer nor any of their Representatives has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a material statement, or failed to make a material statement, including that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Entity to invoke a similar policy; and (ix) Issuer and each Subsidiary of Issuer have made available to APLD Intermediate and Contributor copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents relating to an enforcement action received from the FDA or comparable foreign Governmental Entities in its possession that identify lack of compliance with any Law of the FDA or comparable foreign Governmental Entities.

(q)    Healthcare Regulatory Compliance. (i) Neither Issuer, any Subsidiary of Issuer nor any of their officers, directors, employees, or to Issuer and each Subsidiary to the Knowledge of Issuer, agents acting on behalf of Issuer and each Subsidiary of Issuer: (1) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (2) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (3) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act (“SSA”); (4) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (5) is or has been involved in any investigation relating to any Federal Health Care Program-related offense; (ii) Neither Issuer, any Subsidiary of Issuer nor any of their officers, directors, employees, or to Issuer and each Subsidiary to the Knowledge of Issuer, agents, including distributors and independent contractors, acting on behalf of Issuer and each Subsidiary of Issuer has engaged in connection with the conduct of Issuer’s or any Subsidiary’s business or services performed for or on behalf of Issuer or any Subsidiary, any activity that would constitute a violation of the federal Anti-Kickback Statute, Medicare, or federal or state Medicaid statutes, including, but not limited to, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Sunshine Act, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any applicable other federal or state Laws that govern the health care industry, to the extent applicable to the current business of Issuer and each Subsidiary of Issuer (collectively, “Health Care Program Laws”); (iii) To Issuer and each Subsidiary to the Knowledge of Issuer, no Person has filed or has threatened to file against Issuer and each Subsidiary of Issuer or any representative of Issuer and each Subsidiary of Issuer acting on Issuer and each Subsidiary of Issuer’s behalf an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); (iv) All arrangements involving the offer, payment, or provision by Issuer and each Subsidiary of Issuer, or any Representative of Issuer and each Subsidiary of Issuer acting on Issuer and each Subsidiary of Issuer’s behalf, to any health care professional, institution, organization or other provider, or any Representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance in all material respects with Health Care Program Laws; (v) Issuer and each Subsidiary of Issuer have established and implemented a health care compliance program commensurate with and appropriately tailored to Issuer and each Subsidiary of Issuer’s risk profile and applicable state Health Care Program Laws, which includes the necessary policies, procedures, and trainings required to fulfill its contractual and regulatory obligations in all material respects, and to govern its interactions with healthcare professionals, institutions, organizations and other providers; (vi) Neither Issuer nor any Subsidiary of Issuer nor any of its representatives: (1) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), (2) has entered into or is negotiating a settlement agreement with a Governmental Entity, (3) has made or is preparing any filings pursuant to the OIG’s Provider Self Disclosure Protocol, (4) is or has been a defendant in any qui tam or False Claims Act litigation or (5) has been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or Contact Letter from a Governmental Entity. For purposes of this Section 3.1(q), a “Contact Letter” means a letter from a Governmental Entity notifying Issuer or any Subsidiary of Issuer or any of its representatives of a potential violation under the Health Care Program Laws that allows Issuer and each Subsidiary of Issuer or any of its representatives an opportunity to respond prior to the Governmental Entity’s taking further action.

(r)    Products.      Other than as part of the ordinary course of the business of Issuer and Issuer’s Subsidiaries, neither Issuer nor any Subsidiary of Issuer has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person and is not bound by any agreement that materially affects the exclusive right of Issuer or such Subsidiary of Issuer to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

(s)    Significant Customers and Suppliers. Section 3.1(s) of the Disclosure Schedules list: (a) the ten (10) largest customers of Issuer and Issuer’s Subsidiaries (measured by aggregate billings) during the twelve (12) month period ended December 31, 2025 (the “Issuer Material Customers”) and (b) the ten (10) largest suppliers of materials, products or services to Issuer and Issuer’s Subsidiaries (measured by aggregate dollars spent) during the twelve (12) month period ended December 31, 2025 (the “Issuer Material Suppliers”). No Issuer Material Customer or Issuer Material Supplier has cancelled, terminated or adversely changed the pricing or other terms of its business relationship with Issuer or any of its Subsidiaries since December 31, 2025, or notified Issuer or any Issuer Subsidiary in writing since December 31, 2025, of any intent to do so.

(t)    No Integrated Offering. Assuming the accuracy of the representations and warranties by Contributor, APLD Intermediate and Cloud, as applicable, set forth in Section 3.2, neither Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Exchanged Shares to be integrated with prior offerings by Issuer for purposes of (i) the Securities Act which would require the registration of any such share of the Exchanged Shares under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Issuer are listed or designated.

(u)    Investment Company. Issuer is not, and is not an Affiliate of, and immediately after receipt of the Contributed Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Issuer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)    Listing and Maintenance Requirements. The Issuer Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Issuer has taken no action designed to, or to the Knowledge of Issuer is likely to have the effect of, terminating the registration of the Issuer Common Stock under the Exchange Act nor has Issuer received any notification that the Commission is contemplating terminating such registration. Issuer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Issuer Common Stock is or has been listed or quoted to the effect that Issuer is not in compliance with the listing or maintenance requirements of such Trading Market. Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Issuer Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Issuer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer. On or prior to the date hereof, Issuer has submitted to Nasdaq the Listing Application pursuant to Nasdaq Listing Rule 5110(a).

(w)    Related-Party Transactions. Section 3.1(w) of the Disclosure Schedules sets forth a complete and correct list of any transaction or arrangement (other than any Benefit Plan) under which any (a) present or former executive officer or director of Issuer or any Issuer Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Issuer or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b), in each case as would be required to be disclosed by Issuer pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, is a party to any actual or proposed loan, lease or other Contract with or binding upon Issuer or any Issuer Subsidiary or any of their respective properties or assets or has any interest in any property owned by Issuer or any Issuer Subsidiary, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Issuer or any Issuer Subsidiary.

(x)    Anti-Bribery and Anti-Money Laundering Laws. Each of Issuer, its Subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance in all material respects with and its participation in the offering will not violate: (A) anti-bribery Laws, including but not limited to, any applicable Law, rule, or regulation of any locality, including but not limited to any Law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other Law, rule or regulation of similar purposes and scope or (B) anti-money laundering Laws, including, but not limited to, applicable federal, state, international, foreign or other Laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(y)    Real Property.

i.    Section 3.1(y)(i) of the Disclosure Schedules sets forth a list of all real property owned by Issuer or any Issuer Subsidiary and the record owner thereof (the “Issuer Owned Real Property”). Issuer or the applicable Issuer Subsidiary has good, valid and marketable fee simple ownership of each parcel of the Issuer Owned Real Property, free and clear of all Liens. Except as set forth in Section 3.1(y)(i), there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Issuer Owned Real Property or any portion thereof or interest therein.

ii.    Section 3.1(y)(ii) of the Disclosure Schedules sets forth a list of all Leased Real Property, and a description of the applicable leases, including all amendments, extensions, guarantees and other binding supplements, waivers or other changes with respect to each lease thereto (each, an “Issuer Lease”) related thereto. Issuer or a Subsidiary of Issuer has a good, valid and subsisting leasehold or subleasehold interest, as applicable, in the Issuer Leased Real Property, free and clear of all Liens.

iii.    With respect to the Issuer Leased Real Property, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of Issuer or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by Issuer or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, have an Issuer Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of Issuer to consummate the Transactions contemplated by this Agreement.

iv.    Section 3.1(y)(iv) of the Disclosure Schedules contains a correct and complete list of all Issuer Leased Real Property, together with a correct street address and such other information as is reasonably necessary to identify each Issuer Leased Real Property.

(z)    Insurance. Section 3.1(z) of the Disclosure Schedules sets forth a true, correct, and complete list of each insurance policy currently maintained by or for the benefit of Issuer and its Subsidiaries and relating to their assets, business, operations, employees, officers and directors (the “Insurance Policies”), and for each Insurance Policy identifies the type of insurance, policy number, name of the insurer, name of the named insured, the aggregate limit of liability, and the policy period. Complete and accurate copies of the Insurance Policies have been made available to APLD Intermediate and Contributor. Issuer is in compliance in all material respects with the Insurance Policies (and any predecessor policies) and has taken no actions (or failed to take an action) that would render any of the Insurance Policies (or any predecessor insurance policies) void or unenforceable or otherwise limit, prejudice, or reduce recovery under any Insurance Policy (or predecessor policies), or materially interfere with the right to receive the proceeds of any such policy. The Insurance Policies are in full force and effect and, to the extent allowable, shall remain in full force and effect following the consummation of the Transactions contemplated within this Agreement in accordance with their terms and conditions. All premiums and fees due and owing with respect to the Insurance Policies have been timely paid in full or, if due and payable prior to Closing, will be paid prior to Closing. No Insurance Policy is subject to any premium financing arrangements and no Insurance Policy (or predecessor policies) are subject to any retrospective premium adjustment or other experience-based liability on the part of Issuer. All Insurance Policies provide adequate coverage for the operations and assets of Issuer, are valid and binding in accordance with their terms, are provided by licensed insurers who, to the Knowledge of Issuer, are financially solvent, and no Insurance Policy (or predecessor policy) has been subject to any lapse in coverage. The Insurance Policies are of a type and level of coverage as is required by applicable Law or any Issuer Material Contract. During the past three (3) years, no insurer or underwriter has canceled or non-renewed any Insurance Policy (or predecessor insurance policy) and, during such time period, neither Issuer nor its Subsidiaries have received any written notice of a material increase in premium, cancellation, termination, non-renewal, or reduction in coverage with respect to such policies. To the Knowledge of Issuer, no event has occurred that is reasonably likely to give rise to a claim under the Insurance Policies. All claims against Issuer or its Subsidiaries reasonably likely to be covered under the Insurance Policies (or predecessor policies) have been timely submitted or noticed under such policies, and all such submissions were true and correct as and when submitted, and supplemented to the extent necessary. Section 3.1(z) includes a true and correct list of all pending or open claims made under the Insurance Policies (or predecessor policies) and any claims made under the Insurance Policies (or their predecessor insurance policies) during the past five (5) years. Except as set forth on Section 3.1(z), there is no claim or notice of circumstance open or pending under any of the Insurance Policies (or any predecessor insurance policies) and, in the past five (5) years, there is no claim under the any of the Insurance Policies (or any predecessor insurance policies) as to which an insurer has denied or disputed coverage or reserved any rights to deny coverage. Issuer and its Subsidiaries do not have any fronting or self-insured insurance policies.

(aa)    XBRL.       The interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(bb)    Corporate Authority Relative to this Agreement.

 i.    Issuer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the Stockholder Approval having been obtained, to consummate the Transactions contemplated hereby, including the Contribution. The execution, delivery and performance by Issuer of this Agreement and the consummation of the Transactions contemplated hereby, including the Contribution, have been duly, validly and unanimously authorized by the Issuer Board and, except for the Stockholder Approval, no other corporate action or proceedings on the part of Issuer or vote of Issuer’s stockholders are necessary to authorize the execution and delivery by Issuer of this Agreement or the consummation of the Transactions contemplated hereby, including the Contribution. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement constitutes the legal, valid and binding agreement of Contributor, APLD Intermediate and Cloud, this Agreement constitutes the legal, valid and binding agreement of Issuer and is enforceable against Issuer in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing.

ii.    Other than in connection with or in compliance with (i) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”), including, assuming the procurement of the Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Issuer Voting Stock of the Information Statement prepared pursuant to Section 14(c) of the Exchange Act, or, if the Written Consent has not been obtained by the Consent Deadline, the Proxy Statement prepared pursuant to Section 14(a) under the Exchange Act, regarding the Contribution and the other Transactions contemplated hereby, (ii) the rules and regulations of The Nasdaq Capital Market, (iii) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country, and (iv) the approvals set forth in Section 3.1(c)(ii) of the Disclosure Schedules, and subject to the accuracy of the representations and warranties of Contributor, APLD Intermediate and Cloud, as applicable, set forth in Section 3.2, ((i)-(iv), the “Securities Approvals”) no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Issuer of the Transactions contemplated by this Agreement.

iii.    Neither the Information Statement nor the Proxy Statement, as applicable, nor any other filings required under the Securities Laws relating to the Contribution will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Issuer Voting Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement or the Proxy Statement, as applicable, and any other filings required under the Securities Laws relating to the Contribution, as the case may be, will comply as to form in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by Issuer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Contributor, APLD Intermediate for inclusion or incorporation by reference therein.

(cc)    Sale of Securities. Assuming the accuracy of Cloud’s representations in Section 3.2, the offer and sale of the Exchanged Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Neither Issuer nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D as promulgated by the SEC under the Securities Act) in connection with the offer or sale of any of the Exchanged Shares. Neither Issuer nor its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any Issuer security, under circumstances that would adversely affect reliance by Issuer on Section 4(a)(2) for the exemption from registration for the Transactions contemplated hereby or would require registration of the Exchanged Shares under the Securities Act. Neither Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Exchanged Shares to be integrated with prior offerings by Issuer for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of Issuer are listed or designated.

(dd)    Registration Statement Eligibility; Inelligible Issuer. Issuer is eligible to register the resale of the Exchanged Shares for resale by Contributor on Form S-3 promulgated under the Securities Act. The Issuer is not, and on the date on which the first bona fide offer of the Exchanged Shares issued pursuant to this Agreement is made will not be, an “ineligible issuer”, as defined in Rule 405 under the Securities Act.

(ee)    No Disqualification Events. With respect to the Exchanged Shares to be provided hereunder in reliance on Rule 506 under the Securities Act, none of Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Issuer participating in the Transactions contemplated hereunder, or to the Knowledge of Issuer, any beneficial owner of 20% or more of Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Issuer in any capacity at the time of the exchange (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to APLD Intermediate and Contributor a copy of any disclosures provided thereunder, if any. Issuer will notify APLD Intermediate and Contributor in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

(ff)    Absence of Changes.   Since December 31, 2025, except as set forth in a subsequent SEC Document filed prior to the date hereof or as contemplated by the Transaction Documents, there has not been any other change, development, occurrence or event that has had or would reasonably be expected to have an Issuer Material Adverse Effect.

3.2     Representations and Warranties of Cloud, APLD Intermediate and Contributor. Except as set forth in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or in the correspondingly numbered section of the Disclosure Schedules that relates to such section or in another section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, Cloud, APLD Intermediate and Contributor hereby represent and warrant to Issuer as of the date hereof and as of the Closing Date (assuming that the Cloud Pre-Closing Restructuring has been completed) as follows (unless as of a specific date therein, in which case they shall be accurate as of such date) that:

(a)    Organization and Authority.

i.    Cloud (i) is a corporation duly organized and validly existing under the Laws of the state of Nevada, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect. True and accurate copies of the Articles of Incorporation of Cloud (as amended or modified from time to time prior to the date hereof, the “Cloud Articles of Incorporation”) and the by-laws of Cloud (as amended or modified from time to time prior to the date hereof, the “Cloud Bylaws”), each as in effect, have been made available to Issuer prior to the date hereof.

ii.    All of Cloud’s Subsidiaries, after giving effect to the Cloud Pre-Closing Restructuring, are set forth on Section 3.2(a)(ii) of the Disclosure Schedules, and, other than as set forth on Section 3.2(a)(ii) of the Disclosure Schedules, after giving effect to the Cloud Pre-Closing Restructuring, Cloud will own, directly or indirectly, 100% of the outstanding equity securities of such Subsidiaries. Each of Cloud’s Subsidiaries (i) are duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) have all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect.

(b)    Capitalization.

i.    The authorized capital stock of Cloud consists of 1,200 shares of Cloud Common Stock, and 0 shares of preferred stock. As of the date hereof, 1,200 shares of the Cloud Common Stock are issued and outstanding.

ii.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by the Transaction Documents. Except as set forth herein, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Cloud Common Stock or the capital stock of any Subsidiary of Cloud, or Contracts, commitments, understandings or arrangements by which Cloud or any Subsidiary is or may become bound to issue additional shares of Cloud Common Stock or Common Stock Equivalents or capital stock of any  Subsidiary of Cloud. There are no outstanding securities or instruments of Cloud or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Cloud or any Subsidiary. There are no outstanding securities or instruments of Cloud or any Subsidiary that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which Cloud or any Subsidiary is or may become bound to redeem a security of Cloud or such Subsidiary. Cloud does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Cloud are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholder agreements, voting agreements or other similar agreements with respect to Cloud’s capital stock to which Cloud is a party or between or among any of Cloud’s stockholders.

iii.    All outstanding shares of Cloud Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Cloud has not issued any securities or right to purchase securities of Cloud (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of Cloud). Except as provided in the Transaction Documents, there are no outstanding contractual obligations of Cloud or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, Cloud or any of Cloud’s Subsidiaries. Cloud does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

iv.    Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Cloud is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Cloud or one or more of its wholly-owned Subsidiaries free and clear of all Liens, except, in each case, where such failure, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Cloud may vote are issued.

(c)    Authorization.

i.    Cloud, APLD Intermediate and Contributor have the requisite power and authority to enter into this Agreement and the other Transaction Documents and to carry out their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by Cloud and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Cloud Board. This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by Cloud, APLD Intermediate and Contributor, as applicable, and, assuming due authorization, execution and delivery by Issuer, this Agreement and each of the other Transaction Documents is a valid and binding obligation of Cloud, APLD Intermediate and Contributor as applicable enforceable against Cloud, APLD Intermediate and Contributor in accordance with its terms as applicable (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or further action by Cloud, the Cloud Board or Contributor as the sole stockholder of Cloud are necessary for the execution and delivery by Cloud, Contributor or APLD Intermediate , as applicable, of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Transactions contemplated hereby or thereby.

ii.    Neither the execution and delivery by Cloud, Contributor nor APLD Intermediate, as applicable, of this Agreement or the other Transaction Documents, nor the consummation of the Transactions contemplated hereby or thereby, nor compliance by Cloud, Contributor or APLD Intermediate, as applicable, with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Cloud or any Subsidiary of Cloud under any of the terms, conditions or provisions of (A) the Cloud Articles of Incorporation or the Cloud Bylaws or other governing instrument of any Subsidiary of Cloud or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cloud or any Subsidiary of Cloud is a party or by which it may be bound, or to which Cloud or any Subsidiary of Cloud or any of the properties or assets of Cloud or any Subsidiary of Cloud may be subject, or (ii) violate any Law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Cloud or any Subsidiary of Cloud or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect. Other than the Securities Approvals, no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Cloud, Contributor or APLD Intermediate of the Transactions contemplated by this Agreement.

iii.    Other than the securities or blue sky Laws of the various states of the United States, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period other than expressly in connection with the Information Statement or the Proxy Statement, as applicable, is necessary for the execution or delivery by Cloud, Contributor or APLD Intermediate, as applicable, of this Agreement or the other Transaction Documents or the consummation by Cloud, APLD Intermediate and Contributor of the Transactions contemplated by this Agreement or the other Transaction Documents, except, in the case of any such matters arising in respect of a non-United States Governmental Entity or Law, as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect.

(d)    Ownership of the Contributed Shares. After giving effect to the Cloud Pre-Closing Restructuring, Contributor will be the sole record and beneficial owner of the Contributed Shares, free and clear of any and all Liens. All of the Contributed Shares have been duly authorized, validly issued, fully paid and are non-assessable. Except as contemplated by the Cloud Pre-Closing Restructuring, none of the Contributed Shares are subject to any voting trust, stockholder agreement, proxy or other agreement or understanding in effect with respect to the voting, transfer or disposition of any of the Contributed Shares. Other than this Agreement, neither APLD Intermediate nor Contributor is not bound by any Contract restricting its right to transfer the Contributed Shares.

(e)    Brokers and Finders. Except as set forth on Section 3.2(e) of the Disclosure Schedules, neither Cloud nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Cloud in connection with this Agreement or the Transactions contemplated hereby.

(f)    Litigation. There is no action, suit, Proceeding or investigation pending or threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, Cloud or any of its Subsidiaries or any of their respective assets, operations or business before or by any Governmental Entity, which individually or in the aggregate has had, or, would reasonably be expected to have (including for this purpose, assuming an adverse determination of any such matter), a Cloud Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cloud Material Adverse Effect, neither Cloud nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(g)    Indebtedness. Neither Cloud nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(h)    Taxes. Cloud and each Subsidiary has filed all Tax Returns that are required to be filed or has requested extensions thereof and has paid all Taxes required to be paid by it to the extent that any of the foregoing is due and payable, except (i) for any such assessment, fine or penalty that is currently being contested in good faith or (ii) where such failure to file or pay would not have a Cloud Material Adverse Effect.

(i)    Employee Relations.     No labor problem or dispute with the employees of Cloud or any Subsidiary of Cloud exists or is threatened or imminent, and Cloud is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that in each case could reasonably be expected to have a Cloud Material Adverse Effect.

(j)    Licenses.      Cloud and each Subsidiary of Cloud possesses all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business, except in each case, the lack of which would not reasonably be expected, individually or in the aggregate, to have a Cloud Material Adverse Effect, and neither Cloud nor any Subsidiary of Cloud has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Cloud Material Adverse Effect.

(k)    Intellectual Property.

i.    Cloud and each Subsidiary of Cloud owns, possesses, licenses or has other rights to use, on reasonable terms, all Intellectual Property necessary for the conduct of their business in all material respects as now conducted (collectively, the “Cloud Intellectual Property”) necessary for the conduct of their business in all material respects as now conducted. (a) There are no rights of third parties to any such Cloud Intellectual Property; (b) to Knowledge of Cloud, there is no material infringement by third parties of any such Cloud Intellectual Property; (c) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others challenging Cloud’s or any Cloud’s Subsidiaries’ rights in or to any such Cloud Intellectual Property, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others challenging the validity or scope of any such Cloud Intellectual Property, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any facts which would form a reasonable basis for any such claim; (e) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others that Cloud or any Subsidiary of Cloud infringes or otherwise violates any Intellectual Property of others, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any other fact which would form a reasonable basis for any such claim; (f) there is no U.S. patent which contains claims that dominate any Cloud Intellectual Property described in the SEC Documents as being owned by or licensed to Cloud or any Subsidiary of Cloud or that interferes with the issued claims of any such Cloud Intellectual Property; and (g) there is no prior art that may render any U.S. patent held by Cloud and or any Subsidiary of Cloud invalid, and all prior art of which Cloud is aware that may be material to the validity of a U.S. patent or to the patentability of a U.S. patent application has been disclosed to the U.S. Patent and Trademark Office.

ii.    Except as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect, each of Cloud, its Subsidiaries and, to the Knowledge of Cloud, all vendors, processors, or other third parties Processing or otherwise with access to Personal Data collected and/or Processed by or for, and/or sharing Personal Data with, Cloud or any of its Subsidiaries is in compliance, and has for the past twelve (12) months complied, with all applicable Data Protection Requirements. In the past twelve (12) months, neither Cloud nor any of its Subsidiaries, has received written communication from any Governmental Entity that alleges that Cloud or any of its Subsidiaries is not in compliance with any Data Protection Requirement and there are no other facts that, individually or in the aggregate, would reasonably indicate non-compliance by Cloud or its Subsidiaries with any Data Protection Requirement, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect. There is no action, suit or proceeding by or before any court or Governmental Entity pending or threatened against Cloud or its Subsidiaries alleging in writing non-compliance by Cloud or its Subsidiaries with any Data Protection Requirements.

iii.    Cloud and each Subsidiary of Cloud have taken all commercially reasonable technical and organizational measures necessary to protect the information technology systems and Personal Data used in connection with the operation of their business. Without limiting the foregoing, Cloud and each Subsidiary of Cloud have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent unauthorized access to or acquisition of Personal Data used in connection with the operation of their business (“Security Breach”). To the Knowledge of Cloud, there has been no such Security Breach, and neither Cloud nor any Subsidiary of Cloud has been notified in writing of and has no knowledge of any event or condition that would reasonably be expected to result in, any such Security Breach.

(l)    Operational Business. The Cloud business as described in Applied Parent’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, and the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2025, is in compliance with the rules of the SEC and GAAP, and is true, accurate and complete in all material respects.

(m)    Regulatory. Cloud and each Subsidiary of Cloud (i) are and at all times have been in compliance with all local, state, federal, national, supranational and foreign statutes, rules and regulations applicable to it, (ii) have not received written notice of any claim, action, suit, Proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority alleging that any product, operation or activity is in violation of any applicable Laws nor, to Knowledge of Cloud, is any such claim, action, suit, Proceeding, hearing, enforcement, investigation, arbitration or other action threatened, except such as would not, individually or in the aggregate, have a Cloud Material Adverse Effect; and (iii) are not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority.

(n)    Anti-Bribery and Anti-Money Laundering Laws. Each of Cloud, its Subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance in all material respects with and its participation in the offering will not violate: (A) anti-bribery Laws, including but not limited to, any applicable Law, rule, or regulation of any locality, including but not limited to any Law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other Law, rule or regulation of similar purposes and scope or (B) anti-money laundering Laws, including, but not limited to, applicable federal, state, international, foreign or other Laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(o)    Balance Sheet. Section 3.2(o) of the Disclosure Schedules sets forth a true, correct and complete copy of the unaudited consolidated balance sheet of the Cloud business as within the Applied Parent’s consolidated group (the “Cloud Balance Sheet”) as of November 30, 2025 (the “Cloud Balance Sheet Date”). The Cloud Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis and fairly presents, in all material respects, the consolidated financial position of the Cloud business as within the Applied Parent’s consolidated group. Since the Cloud Balance Sheet Date, except as contemplated by the Transaction Documents, there has not been any other change, development, occurrence or event that has had or would reasonably be expected to have a Cloud Material Adverse Effect.

(p)    Purchase for Investment. Contributor is an accredited investor (as defined in Rule 501 of the Securities Act) and acknowledges that the Exchanged Shares have not been registered under the Securities Act or under any state securities Laws. Contributor (i) acknowledges that it is acquiring the Exchanged Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Exchanged Shares to any person in violation of applicable securities Laws, (ii) that such securities are characterized as “restricted securities” under the U.S. federal securities laws and will bear the legend set forth in Section 4.15, (iii) will not sell, transfer, or otherwise dispose of any of the Exchanged Shares, except in compliance with this Agreement, the Issuer Articles of Incorporation and/or the Restated Issuer Articles, as applicable, the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iv) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Exchanged Shares and of making an informed investment decision, and (v) without prejudice to any claim of Contributor hereunder for breach of Issuer’s representations and warranties or for actual and intentional fraud, (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Exchanged Shares, (B) has had an opportunity to discuss with management of Issuer the intended business and financial affairs of Issuer and to obtain information (to the extent Issuer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (1) an investment in the Exchanged Shares indefinitely and (2) a total loss in respect of such investment. Contributor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Exchanged Shares and to protect its own interest in connection with such investment.

(q)    Purchase Entirely for Own Account. The Exchanged Shares to be received by Contributor hereunder will be acquired for the Contributor’s own account. Contributor is not a broker-dealer registered with the SEC or an entity engaged in a business that would require it to be so registered.

(r)    No General Solicitation. Contributor did not learn of the investment in the Exchanged Shares as a result of any general solicitation or general advertising.

ARTICLE IV.

COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

4.1	Conduct of Issuer’s Business.

(a)    During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with prior written consent of APLD Intermediate (which shall not be unreasonably withheld, conditioned or delayed), or (iii) as permitted or contemplated by this Agreement, Issuer shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business.

(b)    In addition to and without limiting the generality of Section 4.1(a), during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of APLD Intermediate (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted or contemplated by this Agreement, or (iv) as set forth in Section 4.1(b) of the Disclosure Schedules, Issuer shall not, and shall not permit any of its Subsidiaries (whether by merger, sale of shares, sale of assets, consolidation, formation of a joint venture or otherwise) to:

i.    amend, supplement or otherwise modify any of its Organizational Documents;

ii.    split, combine or reclassify any of its capital stock, voting securities or other Equity Interests;

iii.    make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests, except for purchases, redemptions, or other acquisition of any shares of its capital stock, other Equity Interests or any other securities expressly required by the terms of any Benefit Plan or any Issuer Options;

iv.    grant any Issuer Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire shares of its capital stock or other Equity Interests;

v.    issue, sell, transfer, pledge, authorize, encumber, dispose of or otherwise permit to become outstanding (or authorized any of the foregoing) any additional shares of its capital stock, other Equity Interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Issuer Options outstanding as of the date hereof in express accordance with their terms;

vi.    adopt a plan, Contract or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

vii.    incur, create, assume, acquire, endorse, guarantee or otherwise become directly or indirectly liable (whether as primary obligor, guarantor, surety, endorser or otherwise) for, or modify, amend, extend, refinance, replace, repay, prepay or otherwise alter in any respect the terms of, any indebtedness (including any increase in principal amount, interest rate, fees, or maturity);

viii.    sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien or otherwise dispose of any of its properties or assets whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise;

ix.    acquire for cash consideration any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person;

x.    (1) establish, adopt, amend or terminate any material Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Benefit Plan if it were in existence as of the date hereof, (2) accelerate any rights or benefits under any Benefit Plan, or (3) accelerate the time of vesting or payment of any award under any Benefit Plan, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Benefit Plan or Contract or agreement in effect on the date hereof;

xi.    except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or as otherwise required by any applicable Law: (1) increase in any manner the compensation or consulting fees, bonus, pension, or other benefits of any current or former employee, officer, director or natural person independent contractor or consultant of Issuer, except in connection with annual promotion-related or merit-based increases for employees that are not executive officers of Issuer in the ordinary course of business; (2) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement; (3) take any action to accelerate rights under any Benefit Plan; or (4) enter into any Contract for employment (other than “at-will” employment) with Issuer or any of its Subsidiaries that provides compensation and/or benefits (including severance pay or benefits) in an amount, or having a value in excess, of $100,000 per year;

xii.    unless required by applicable Law, (1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a Union or (2) recognize or certify any Union as the bargaining representative for any employees of Issuer or any of its Subsidiaries;

xiii.    (1) make, change or rescind any express or deemed election relating to Taxes, or take any action to deny the availability of any election relating to Taxes; (2) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability; (3) enter into any closing agreement with respect to any material Taxes; (4) file any material amended Tax Return; (5) change any method of reporting income or deductions (including, without limitation, any method of accounting) for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable year ending December 31, 2025; except, in each case, as is required by applicable Law or GAAP; (6) extend or waive the application of any statute of limitations relating to the collection or assessment or any tax (except with respect to routine extensions relating to the initial filing of a Tax Return); (7) apply for or pursue any tax ruling or (8) execute any power of attorney in respect of any material tax matter; except, in each case, as is required by applicable Law or GAAP, provided, notwithstanding the foregoing, Issuer and its Subsidiaries shall have the right to make any election permitted pursuant to Revenue Procedure 2025-28 under Section 70302(f)(1)(A), if eligible, or Section 70302(f)(2)(A)(i) of the One Big Beautiful Bill Act (P.L. 119-21);

xiv.    cancel or make any material changes to the Insurance Policies, other than renewals of the Insurance Policies and in the ordinary course of business consistent with past practices;

xv.    change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

xvi.    enter into any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

xvii.    make or enter into any commitment for capital expenditures in excess of $250,000 individually;

xviii.    make any loans, advances or capital contributions to, or material investments in, any other Person;

xix.    sell, assign, transfer or exclusively license any Issuer Intellectual Property, or permit the lapse of any right, title or interest to any Issuer Intellectual Property, or terminate, cancel or amend any Contract governing Issuer Intellectual Property;

xx.    settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other Proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, Issuer or any of its Subsidiaries;

xxi.    (1) amend, modify, terminate (partially or completely), grant a waiver under, cancel, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or a material default under, any Issuer Material Contract, or (2) enter into or assume any Contract that would have constituted an Issuer Material Contract had it been in effect as of the date hereof; or

xxii.    agree or commit in writing, or otherwise take any action or resolve to do any of the foregoing.

4.2     Conduct of Cloud’s Business. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Issuer (which shall not be unreasonably withheld, conditioned or delayed), (iii) for the purpose of consummating the Cloud Pre-Closing Restructuring, (iv) as permitted or contemplated by this Agreement or (v) as set forth in Section 4.2 of the Disclosure Schedules, Cloud shall not, and shall not permit any of its Subsidiaries (whether by merger, sale of shares, sale of assets, consolidation, formation of a joint venture or otherwise) to:

i.    amend, supplement or otherwise modify any of its Organizational Documents;

ii.    make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests;

iii.    adopt a plan, Contract or resolutions providing for complete or partial liquidation, or dissolution;

iv.    sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien or otherwise dispose of any of its properties or assets whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise except on an arms’ length basis and at fair market value;

v.    settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other proceeding in respect of Taxes) in a manner reasonably likely to result in a Cloud Material Adverse Effect; or

vi.    enter into any Contract with an Affiliate that is not on an arms’ length basis.

4.3	Access and Information.

(a)    Prior to the Closing, APLD Intermediate and its officers, directors, managers, employees, consultants, equity partners, agents, advisors, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) shall be entitled to, at APLD Intermediate’s sole cost and expense, make or cause to be made such investigation of Issuer and its business, assets and operations, and the financial and legal condition thereof, as APLD Intermediate reasonably deems necessary for the purposes of evaluating or implementing the Transactions, and Issuer shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Issuer shall upon reasonable request during regular business hours, promptly provide APLD Intermediate and its Representatives or cause them to be permitted to have reasonable access to the premises, books and records of Issuer and shall promptly furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the business or operations of Issuer as APLD Intermediate or its Representatives shall reasonably request from time to time; provided, however that APLD Intermediate will take all reasonable actions to not interfere with the conduct of Issuer’s business.

(b)    Prior to the Closing, Issuer and its Representatives shall be entitled to, at Issuer’s sole cost and expense, make or cause to be made such investigation of Contributor, APLD Intermediate and their respective businesses, assets and operations, and the financial and legal condition thereof, as Issuer reasonably deems necessary for the purposes of evaluating or implementing the Transactions, and APLD Intermediate and Contributor, as applicable, shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, APLD Intermediate and Contributor, as applicable, shall, upon reasonable request, provide Issuer and its Representatives or cause them to be permitted to have reasonable access to the premises, books and records of APLD Intermediate and Contributor upon reasonable notice during regular business hours; provided, however that Issuer will take all reasonable actions to not interfere with the conduct of neither Contributor’s nor APLD Intermediate’s business.

4.4	Written Consent; Information Statement; Proxy Statement.

(a)    Issuer shall use its best efforts to obtain the Stockholder Approval by the Consent Deadline or the Meeting Approval Deadline, as applicable, and, if by Written Consent, deliver the same to APLD Intermediate immediately after execution thereof by the requisite stockholders of Issuer. Issuer shall comply with applicable Law and Issuer’s Organizational Documents in connection with the Written Consent and Information Statement or the Proxy Statement, as applicable, including giving notice of the availability of dissenters’ rights in accordance with the Nevada Revised Statutes to the holders of Issuer Voting Stock not executing the Written Consent or not voting in favor of the approval of the Stockholder Proposals, together with any additional information required by the Nevada Revised Statutes. The parties agree and acknowledge that the Stockholder Approval shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof. The Issuer shall timely file with the SEC, within two (2) business days of the execution of the Written Consent by stockholders holding a majority of the Issuer’s voting power, the Written Consent under cover of Item 5.07 of a Current Report on Form 8-K.

(b)    As promptly as reasonably practicable after delivery to APLD Intermediate of the Written Consent (but in any event, no later than March 13, 2026), Issuer shall prepare and file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of Issuer and APLD Intermediate relating to the Contribution and the other Transactions contemplated hereby; provided, that, if the Issuer is required by APLD Intermediate to initiate the Meeting Procedures pursuant to Section 4.4(c), Issuer shall instead prepare and file with the SEC the preliminary Proxy Statement in form and substance reasonably satisfactory to each of Issuer and APLD Intermediate and in no event later than March 12, 2026 (or such later date as the Contributor may determine by written notice to the Issuer) and shall obtain the Stockholder Approval no later than the Meeting Approval Deadline; provided further that such filing deadlines shall be extended to the extent APLD Intermediate does not promptly provide the information relating to Contributor as required by this Section 4.4(b). Any SEC filing fees associated with the Information Statement or the Proxy Statement shall be split between APLD Intermediate and Issuer. APLD Intermediate and Issuer shall reasonably cooperate with the other party in the preparation of the preliminary Information Statement or the preliminary Proxy Statement, as applicable, the definitive Information Statement or the definitive Proxy Statement, as applicable, and any amendments or supplements thereto and APLD Intermediate will promptly furnish to Issuer the information relating to Contributor required by the Exchange Act and stock exchange requirements for inclusion therein. Prior to filing with the SEC, Issuer shall provide APLD Intermediate and its counsel a reasonable opportunity to review and comment on the Information Statement or the Proxy Statement, as applicable, and shall incorporate any comments to the Information Statement or the Proxy Statement, as applicable, made by APLD Intermediate or its counsel to the extent such comments are not in violation of applicable Law. Issuer shall notify APLD Intermediate immediately following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement or the Proxy Statement, as applicable. Issuer shall, after consultation with APLD Intermediate, respond as promptly as practicable to any comments of the SEC with respect to the preliminary Information Statement or the preliminary Proxy Statement, as applicable. Issuer shall cause the Information Statement or the Proxy Statement, as applicable, in definitive form to be mailed to the holders of Issuer Voting Stock as promptly as reasonably practicable after the filing of the definitive Information Statement or the definitive Proxy Statement, as applicable, with the SEC and in no event later than one (1) business day after the earliest of the SEC notifying Issuer that it is not reviewing or has completed its review of the Information Statement or Proxy Statement or the SEC has not timely notified Issuer of its intent to review the Information Statement or Proxy Statement. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement or the Proxy Statement, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the parties shall work together to prepare and Issuer shall file with the SEC such amendment or supplement to the Information Statement or the Proxy Statement, as applicable, in consultation with and subject to review by APLD Intermediate as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to the Information Statement or the Proxy Statement, as applicable, to be disseminated to the holders of the Issuer Voting Stock; provided that Issuer shall incorporate all comments received from APLD Intermediate or its counsel to the extent such comments comply with applicable Law. Issuer shall provide APLD Intermediate and its counsel the opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the SEC, unless prohibited by Law. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement or the Proxy Statement pursuant to this Section 4.4(b).

(c)    If the Written Consent is not obtained by the Consent Deadline, then APLD Intermediate has the unilateral right and authority in its sole and absolute discretion to require Issuer to initiate the following procedures (collectively, the “Meeting Procedures”) upon delivery of a written notice from APLD Intermediate to Issuer (the “Proxy Notice”), and the Issuer shall, at its sole cost and expense, take each of the following actions:

i.    Within three (3) business days of the receipt of the Proxy Notice, Issuer shall cause the Issuer Board to duly convene at a meeting of the Issuer Board to, or though action by written consent (the date of such approval, the “Issuer Board Approval Date”), (A) set a record date for stockholders eligible to vote at the Stockholder Meeting, which record date is (i) no less than two (2) business days after the date of the Issuer Board Approval Date, and (ii)  no less than ten (10) calendar days prior to the Meeting Date, and no more than sixty (60) calendar days prior to the Meeting Date (such date, as may be extended from time to time, the “Record Date”), (B) set April 20, 2026 as the initial date for the Stockholder Meeting, subject to SEC clearance of the Proxy Statement relating to this Agreement, the Contribution and the other Transactions contemplated hereby, provided, that, if such date is not permitted under applicable Laws, then such other date as mutually agreed by the Issuer and Contributor (such date, as extended from time to time, the “Meeting Date”), and (C) recommend to the Issuer’s stockholders that such holders vote to approve the Stockholder Proposals as set forth in the Proxy Statement in accordance with subsection (v) below;

ii.     Issuer shall, at its own cost and expense, engage a proxy solicitor no later than the Record Date. Issuer shall use commercially reasonable efforts to solicit proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval prior to the Meeting Approval Deadline;

iii.    No later than two (2) business days prior to the Record Date, Issuer shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act;

iv.    Notwithstanding anything to the contrary contained herein, but subject to the immediately following sentence, Issuer shall not postpone or adjourn the Stockholder Meeting without the prior written consent of APLD Intermediate (which consent shall not be unreasonably withheld); provided that if at any time following the dissemination of the Proxy Statement, either Issuer or APLD Intermediate reasonably determines in good faith that the Stockholder Approval is unlikely to be obtained at the Stockholder Meeting, including due to an absence of quorum, then each of Issuer and APLD Intermediate shall have the right to require an adjournment or postponement of the Stockholder Meeting for the purpose of soliciting additional votes in favor of the Stockholder Proposals; provided, further, that no such single adjournment or postponement shall delay the Stockholder Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the End Date. Notwithstanding the foregoing, Issuer may (without the consent of APLD Intermediate) postpone or adjourn the Stockholder Meeting if (i) Issuer is required to postpone or adjourn the Stockholder Meeting by applicable Law, or (ii) after consultation with APLD Intermediate, the Issuer Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment of the Stockholder Meeting is required in order to give Issuer’s stockholders sufficient time to evaluate any amendment or supplement to the Proxy Statement that Issuer is required to provide to such holders under applicable Law (so long as any such supplement or amendment was provided in compliance with this Agreement); provided that no such single adjournment or postponement shall delay the Stockholder Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the End Date. Unless this Agreement has been validly terminated pursuant to Section 6.1, (A) Issuer shall submit this Agreement to the stockholders of Issuer for adoption at the Stockholder Meeting and (B) the only matters to be voted upon at the Stockholder Meeting shall be the Stockholder Proposals and routine proposals required in connection with such vote (and not any other matters).

v.    Issuer shall (A) upon APLD Intermediate’s request, provide APLD Intermediate reasonably detailed periodic updates concerning proxy solicitation results on a timely basis, (B) give written notice to APLD Intermediate one day prior to the Stockholder Meeting, and on the day of, but prior to the Stockholder Meeting, indicating whether as of such date sufficient proxies representing the Stockholder Approval have been obtained. Issuer shall undertake any other obligations that APLD Intermediate reasonably requests in connection with the Stockholder Meeting and/or the Stockholder Approval, and (C) take such other actions as are reasonably and customarily necessary, appropriate and convenient to conduct the Stockholder Meeting and obtain the Stockholder Approval thereat.

4.5	No Solicitation.

(a)    Issuer shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, knowingly encourage (including by means of furnishing or disclosing information), solicit, discuss or negotiate, directly or indirectly, any Acquisition Proposal, other than with APLD Intermediate and Contributor (for the avoidance of doubt, no controlled equityholder of Issuer or member of Issuer’s management will be permitted to meet with any Person with respect to an Acquisition Proposal), (ii) furnish or disclose any non-public information to any Person, other than to Contributor and/or APLD Intermediate, their respective Affiliates and their respective Representatives, in connection with an Acquisition Proposal, (iii) enter into any agreement regarding an Acquisition Proposal, other than with Contributor and/or APLD Intermediate, or (iv) enter into any agreement, arrangement or understanding that would reasonably be expected to have an adverse effect on the ability of Issuer to consummate the Contribution. Notwithstanding anything to the contrary in this Agreement, Issuer may (i) engage in discussions with potential buyers of substantially all of Issuer’s assets and (ii) engage in (and consummate) the PIPE Investment.

(b)    Neither Contributor nor APLD Intermediate shall, directly or indirectly, through any of its Representatives (i) initiate, knowingly encourage (including by means of furnishing or disclosing information), solicit, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) (A) to acquire, directly or indirectly, Cloud, or any portion of Contributor’s assets (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (B) to make any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of Cloud, or (C) any similar transaction or business combination involving the assets, equity, interests or capital stock of Cloud (each, a “Cloud Acquisition Proposal”), other than with Issuer (for the avoidance of doubt, no controlled equityholder of Contributor or member of Contributor’s management will be permitted to meet with any Person with respect to a Cloud Acquisition Proposal), (ii) furnish or disclose any non-public information to any Person, other than to Issuer, its Affiliates and their Representatives, in connection with a Cloud Acquisition Proposal, (iii) enter into any agreement regarding a Cloud Acquisition Proposal, other than with Issuer, or (iv) enter into any agreement, arrangement or understanding that would reasonably be expected to have an adverse effect on the ability of Contributor consummate the Contribution. Notwithstanding anything to the contrary in this Agreement, no inquiry, proposal, offer, discussion, negotiation or agreement that contemplates the sale, transfer, disposition, merger, business combination, financing, restructuring or other transaction involving the Cloud as part of any proposed Sale of Applied Parent shall be restricted by this Section 4.5(b).

4.6	Regulatory Approvals; Efforts.

(a)    Prior to the Closing, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party under any applicable Laws to consummate and effectuate the Contribution and other transactions as contemplated herein and in the Transaction Documents, as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any governmental authorities or third parties required to be filed to consummate the Contribution, (ii) using reasonable best efforts to satisfy the conditions to consummating the Contribution, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any governmental authorities required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with the Contribution or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contribution, and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Contribution and to fully carry out the purposes or intent of this Agreement.

4.7    Securities Laws Disclosure; Publicity. Issuer shall not (i) issue a press release or (ii) file a Current Report on Form 8-K disclosing the material terms of the Transactions contemplated hereby (a “Press Release”), including forms of the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, in each case except to the extent required by applicable Law. Notwithstanding the foregoing, if such Press Release is required in accordance with applicable Law, it shall be on a form reasonably acceptable to APLD Intermediate after APLD Intermediate has had reasonable time to review and comment on such form. Issuer shall not issue any press release nor otherwise make any public statement which contains any false, defamatory, or disparaging remarks, comments, or statements concerning Contributor, APLD Intermediate, Cloud or any of its Affiliates.

4.8    Acknowledgment of Dilution. Issuer acknowledges that the issuance of the Exchanged Shares may result in dilution of the outstanding shares of Issuer Common Stock, which dilution may be substantial under certain market conditions. Issuer further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Exchanged Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim Issuer may have against Contributor and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of Issuer.

4.9    Notifications of Certain Events. Subject to applicable Law and as otherwise required by any Governmental Entity, APLD Intermediate and/or Contributor, on the one hand, and Issuer, on the other hand, each shall keep the other apprised of the status of matters relating to the consummation of the Transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by APLD Intermediate and/or Contributor or Issuer, as applicable, or any of their Subsidiaries, from any third party or any Governmental Entity with respect to this Agreement and the Transactions contemplated hereby. APLD Intermediate and/or Contributor and Issuer each shall give prompt written notice (including copies of relevant documents) to the other of any Effect (within 48 hours of a board or chief executive officer first becoming aware), individually or in the aggregate, that has had or would reasonably be expected to have a Cloud Material Adverse Effect or an Issuer Material Adverse Effect, as applicable, or of any failure of any condition to a party’s obligation to consummate the Transactions contemplated by this Agreement or the Transaction Documents; provided, however, that the failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE V or give rise to any right to terminate under ARTICLE VI, unless the underlying breach would independently result in the failure of a condition set forth in ARTICLE V to be satisfied.

4.10    Tax Matters.

(a)    Tax Periods Ending on or before Closing Date. To the extent permitted by applicable Law, Issuer agrees to apply for any automatic extension of the deadline for filing any income Tax Returns that otherwise would be required to be filed before July 1, 2026. Not later than thirty (30) days prior to the due date for filing any federal income Tax Returns, for periods ending on or prior to the Closing Date that are filed after the Closing Date, Issuer shall provide APLD Intermediate with drafts of such Tax Returns. Issuer shall permit APLD Intermediate to review and comment on each such Tax Return described in this paragraph prior to filing and shall consider in good faith all of APLD Intermediate’s reasonable comments timely provided.

(b)    Cooperation on Tax Matters. Issuer shall cooperate fully, as and to the extent reasonably requested by APLD Intermediate, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon APLD Intermediate’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)    Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Issuer, except for any such agreement or arrangement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or indemnification provisions contained in any agreement agreements entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements) shall be terminated as of the Closing Date and, after the Closing Date, Issuer shall not be bound thereby or have any liability thereunder.

(d)    Transfer Taxes; Mitigation. Notwithstanding anything to the contrary contained herein, Issuer shall bear 100% of any and all liabilities for any excise, sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Entity in connection with the Contribution (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Issuer shall, at its own expense, prepare and file the required Tax Returns and other required documents with respect to the Transfer Taxes required to be paid pursuant to the preceding sentence and shall promptly provide APLD Intermediate with evidence of the payment of such Transfer Taxes.

4.11    Transaction Litigation. Issuer shall promptly (and in any event within two business days) notify APLD Intermediate in writing of, and shall give APLD Intermediate the opportunity to participate fully and actively in the defense and settlement of, any shareholder or stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Issuer and/or any of their respective directors or officers relating to this Agreement, the Contribution or any of the other Transactions contemplated by this Agreement (any such claim or litigation, “Transaction Litigation”). No compromise or full or partial settlement of any such claim or litigation shall be agreed to by Issuer without APLD Intermediate’s prior written consent (not to be unreasonably delayed, conditioned or withheld).

4.12    Confidentiality. Any such information provided pursuant to this Agreement shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Mutual Non-Disclosure Agreement, by and between Applied Parent and Issuer, dated as of August 11, 2025 (the “Confidentiality Agreement”).

4.13    Nasdaq Listing of Shares. Prior to Closing, Issuer shall apply to cause the shares of Issuer Common Stock issued in connection with the Transactions contemplated by this Agreement to be approved for listing on Nasdaq and shall timely submit a notice of listing of additional shares with Nasdaq with respect thereto.

4.14    Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions contemplated by this Agreement, Issuer, and the Issuer Board, as applicable, shall promptly grant such approvals and take such lawful actions as are necessary so that transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and shall otherwise take any such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such Transactions.

4.15	Legend.

(a)    Contributor agrees that all certificates or other instruments representing the Exchanged Shares issued pursuant to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)    In connection with any sale, assignment, transfer or other disposition of the Exchanged Shares by Contributor pursuant to Rule 144, pursuant to any other exemption under the Securities Act or pursuant to sale under an effective registration statement such that the purchaser acquires freely tradable shares and upon compliance by Contributor with the requirements of this Section 4.15, if requested by Contributor (or any Permitted Transferee), Issuer shall cause the Transfer Agent to timely remove any restrictive legends related to the book entry account holding such Exchanged Shares, and make a new, unlegended entry for such book entry Exchanged Shares, provided that Issuer has received customary representations and other documentation reasonably acceptable to Issuer in connection therewith.  Subject to receipt by Issuer of customary representations and other documentation reasonably acceptable to Issuer in connection therewith (including in the case of clause (i) below, to the extent the Transfer Agent requires an opinion from counsel pursuant to clause (B) below, representations and documentation from a broker dealer acceptable to Issuer as to prospective sales pursuant to such registration statement), upon the earlier of such time as the Exchanged Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold or transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144, or (iv) are eligible for resale under Rule 144(b)(1) or any successor provision (without the requirement for Issuer to comply with the current public information obligations of Rule 144(c)), Issuer shall promptly upon any request therefor from Contributor accompanied by such customary and reasonably acceptable documentation referred to above (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Exchanged Shares, and (B) use reasonably best efforts to cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act.

Reservation of Common Stock. As of the date hereof, Issuer has reserved and Issuer shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Issuer Common Stock for the purpose of enabling Issuer to issue Issuer Common Stock pursuant to this Agreement.

4.17    Listing of Issuer Common Stock. Issuer hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Issuer Common Stock on the Trading Market on which it is currently listed, and in connection with the execution and delivery of this Agreement, Issuer has submitted the Listing Application to Nasdaq to list or quote all of the Exchanged Shares on such Trading Market and shall not consummate the Closing until such Listing Application has been approved. Issuer further agrees, if Issuer applies to have the Issuer Common Stock traded on any other Trading Market, it will then include in such application all of the Exchanged Shares, and will take such other action as is necessary to cause all of the Exchanged Shares to be listed or quoted on such other Trading Market as promptly as possible. Issuer will then take all action reasonably necessary to continue the listing and trading of its Issuer Common Stock on a Trading Market and will comply in all respects with Issuer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. Issuer agrees to maintain the eligibility of its Issuer Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.18	Directors’ and Officers’ Indemnification and Insurance.

(a)    Contributor agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of any of the current or former directors, managers, officers or authorized person of Issuer (each an “Indemnified Party” and collectively the “Indemnified Parties”), to the extent permitted under applicable Law and required by Issuer’s Organizational Documents as in effect as of the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, and in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim. From and after the Closing, Contributor shall cause Issuer and its Subsidiaries to comply with and honor the foregoing obligations.

(b)    Prior to or on the Closing Date, Issuer shall, at Issuer’s sole cost and expense, obtain a non-cancellable (i) “tail” directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policies (“D&O Tail Policy”) with an extended reporting period of six (6) years from the Closing Date insuring claims for conduct, acts, and omissions occurring prior to the Closing Date and (ii) “tail” products liability and cyber insurance policies (“Cyber/Products Tail Policy,” and together with the D&O Tail Policy, the “Tail Insurance”), in each case, insuring events, acts, and omissions occurring before the Closing Date and on terms and conditions, including limits and retentions, no less favorable than Issuer’s existing policies and in form and substance reasonably satisfactory to APLD Intermediate and Contributor.

(c)    The covenants contained in this Section 4.18 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

4.19      Contractor Information. Issuer agrees to use best efforts to provide the Contributor with a true, correct, and complete list of all independent contractors (other than those employed or retained by third party corporate entities) and consultants, including, but not limited to, all individuals who provide services to Issuer or any Issuer Subsidiary either personally or through a single member corporate entity and receive a Form 1099, of Issuer or any Issuer Subsidiary, showing date of engagement; hourly rate or other basis of compensation; principal work location; job title or function, each as applicable, within ten (10) days of the date hereof.

ARTICLE V.

CONDITIONS TO CLOSING

5.1    Conditions to Each Party’s Obligation to Effect the Contribution. The respective obligations of each party to effect the Contribution and complete the Transactions contemplated hereby shall be subject to the fulfillment (or waiver in a writing signed by Issuer, APLD Intermediate and Contributor, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing of the following conditions:

(a)    The Stockholder Approval shall have been obtained in accordance with all applicable Law, including, for the avoidance of doubt, all of the Securities Laws and rules of the Trading Market.

(b)    If the Stockholder Approval is obtained by Written Consent, the Information Statement shall have been cleared by the SEC and shall have been sent to the holders of Issuer Voting Stock at least twenty (20) calendar days prior to the Closing Date in accordance with Regulation 14C of the Exchange Act; provided, that, if the Stockholder Approval is obtained at the Stockholder Meeting, the definitive Proxy Statement shall have been cleared by the SEC and mailed in accordance with Regulation 14A under the Exchange Act.

(c)    No Order or Law shall have been entered, adopted, enacted, issued, promulgated or enforced, in each case, by a Governmental Entity of competent jurisdiction, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Contribution or the other transactions contemplated hereby.

(d)    All requisite approvals or waivers of any Governmental Entity or other third parties in each case as set forth on Section 5.1(d) of the Disclosure Schedules have been obtained.

(e)    Immediately following the Closing, Issuer, on a consolidated basis with Cloud, shall have Cash and Cash Equivalents of at least $15,000,000, inclusive of net proceeds of the PIPE Investment.

(f)    The Restated Issuer Articles shall have been duly adopted by all necessary corporate action on the part of the Issuer, filed with the Secretary of State of the State of Nevada, and shall be in full force and effect as of immediately prior to the Closing.

5.2    Conditions to Obligation of Issuer to Effect the Contribution. The obligation of Issuer to effect the Contribution is further subject to the fulfillment (or waiver in a writing signed by Issuer, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)    (i) The representations and warranties of Cloud set forth in Section 3.2 that are qualified by a “Cloud Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Cloud, APLD Intermediate and Contributor set forth in Section 3.2 that are not qualified by a “Cloud Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, a Cloud Material Adverse Effect; provided that representations and warranties set forth in Section 3.2 that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 5.2(a), as applicable) only as of such date or period.

(b)    APLD Intermediate and Contributor shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Contributor shall have delivered to Issuer a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually) of each of Contributor and Cloud, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(d)    Since the date hereof, there shall not have occurred and be continuing a Cloud Material Adverse Effect.

(e)    Contributor shall have delivered to Issuer duly executed counterparts to all Transaction Documents to which it, Cloud or APLD Intermediate is a party, and all such other documents and deliveries set forth in Section 2.2(b).

5.3    Conditions to Obligation of APLD Intermediate and Contributor to Effect the Contribution. The obligation of each of APLD Intermediate and Contributor to effect the Contribution is further subject to the fulfillment (or the waiver in a writing signed by APLD Intermediate and Contributor, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)    (i) The representations and warranties of Issuer set forth in Section 3.1 that are qualified by an “Issuer Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Issuer set forth in Section 3.1 that are not qualified by an “Issuer Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, an Issuer Material Adverse Effect; provided that representations and warranties set forth in Section 3.1 that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 5.3(a), as applicable) only as of such date or period.

(b)    Issuer shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Issuer shall have delivered to Contributor a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually), certifying to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(d)    The PIPE Investment shall be consummated concurrently with the Closing.

(e)    Issuer shall have delivered the third-party consents and waivers set forth on Section 5.3(e) of the Disclosure Schedules.

(f)    Since the date hereof, there shall not have occurred an Issuer Material Adverse Effect.

(g)    The Listing Application shall have been submitted and approved, and a copy thereof provided to APLD Intermediate.

(h)    The Investor Rights Agreement shall be in full force and effect in accordance with its terms.

(i)    Evidence, reasonably satisfactory to APLD Intermediate, that the Tail Insurance is bound, paid for, and in effect as of the Closing.

(j)    Issuer shall have delivered to Contributor duly executed counterparts to all Transaction Documents to which it is a party, and all such other documents and deliveries set forth in Section 2.2(a).

5.4    Waiver of Conditions; Frustration of Purpose. All conditions to the consummation of the Contribution shall be deemed to have been satisfied or waived from and after the Closing Date. Neither Issuer, APLD Intermediate nor Contributor may rely on the failure of any condition set forth in this ARTICLE V, as applicable, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VI.
TERMINATION

6.1    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and this Agreement and the Contribution may be abandoned at any time prior to the Closing Date, whether before or after, subject to the terms hereof, as follows:

(a)    by the mutual written consent of Issuer and APLD Intermediate;

(b)    by either Issuer or APLD Intermediate if the Contribution shall not have been consummated on or prior to 5:00 p.m. New York City time, on July 15, 2026 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a party if the failure of the Contribution to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(c)    by either Issuer or APLD Intermediate if an Order shall have been issued restraining, enjoining or otherwise prohibiting the consummation of the Contribution and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to a party if such Order was proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(d)    by Issuer, if Contributor, APLD Intermediate or Cloud shall have materially breached or there is any material inaccuracy in any of their respective representations or warranties, or shall have materially breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from Issuer to Contributor, APLD Intermediate or Cloud, as applicable, of such breach, inaccuracy or failure;

(e)    by APLD Intermediate, if Issuer shall have materially breached or there is any material inaccuracy in any of its representations or warranties, or shall have materially breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from Contributor or APLD Intermediate to Issuer of such breach, inaccuracy or failure;

(f)    by APLD Intermediate, at any time prior to receiving the Stockholder Approval, in the event that Issuer fails to obtain the Written Consent and deliver the same to APLD Intermediate prior to the Consent Deadline; provided, that, if the Written Consent is not obtained by the Consent Deadline and APLD elects to cause Issuer to initiate the Meeting Procedures, then in the event that Issuer fails to obtain the Stockholder Approval prior to the Meeting Approval Deadline; or

(g)    by APLD Intermediate, at any time after or concurrently with the announcement of a Sale of Applied Parent.

6.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall terminate (except that Section 7.1 and the provisions of the final sentence of this Section 6.2 shall survive any termination), and there shall be no other liability on the part of Issuer, on the one hand, or Contributor, APLD Intermediate or Cloud, on the other hand. In the event of termination of this Agreement, and regardless of the reason for the termination, the provisions set forth in the Confidentiality Agreement shall continue in full force and effect and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

ARTICLE VII.
MISCELLANEOUS

7.1    Expenses. Unless this Agreement is terminated in accordance with ARTICLE VI, Issuer shall pay, at the Closing, all fees and expenses of Issuer, Cloud, APLD Intermediate and Contributor, including the fees and expenses of their respective advisers, counsel, accountants, and other experts, if any, as well as all other out-of-pocket expenses incurred by such parties in connection with the negotiation, preparation, execution, and delivery of this Agreement (collectively, the “Expenses”). If this Agreement is terminated in accordance with ARTICLE VI, Issuer shall be responsible for its own Expenses, and APLD Intermediate and Contributor shall be responsible for its own Expenses and any Expenses incurred by Cloud.

7.2    Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be either personally delivered, sent by electronic mail, or sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the parties at the applicable address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier or electronic mail (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)         If to APLD Intermediate, Contributor or Cloud:

c/o Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100 Dallas, TX 75219

Attention: Saidal Mohmand

Email: [***]

With a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Email: [***]

(b)         If to Issuer:

Ekso Bionics Holdings, Inc.

[***]

Attn: Scott Davis

E-Mail: [***]

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower #3300,

San Francisco, CA 94105

Attn: Ethan Lutske

E-mail: [***]

7.4    Amendments; Waivers. This Agreement may be amended only by a writing signed by Issuer and APLD Intermediate. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver by any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

7.5    Successors and Assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the parties hereto, provided, however, that (a) the parties may assign their rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, and (b) in the event of such assignment, (i) the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (ii) the assignor shall remain responsible for the provisions of this Agreement and the performance of its obligations hereunder.

7.6    No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies; provided that, notwithstanding the foregoing, the Indemnified Parties are express third party beneficiaries of Section 4.18.

7.7    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

7.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of New York; provided that any matters relating to the internal governance of Issuer will be governed by, and construed in accordance with, the Laws of the state of Nevada. Any dispute relating hereto shall be heard in any state or federal court located in Manhattan in the state of New York (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any Proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of New York, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such Proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a Proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Process in any such Proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 7.8 shall be deemed effective service of process on such Person. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.9    Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing.

7.10    Execution. This Agreement, and any amendments hereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the Transactions contemplated hereby (including without limitation waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any state Laws based on the Uniform Electronic Transactions Act. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto.

7.11    Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

7.12    Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement and the Transaction Documents, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

7.13    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof may only be made against the entities that are expressly identified as parties hereto (including entities that become parties hereto after the date hereof, pursuant to a permitted assignment in accordance with Section 7.5), and not against any other Person, except as expressly provided in this Section 7.13. Notwithstanding anything to the contrary in this Agreement, no claim or cause of action (whether in tort, contract or otherwise) may be asserted against, and no recourse shall be had to Applied Parent or any Subsidiary of Applied Parent, other than Contributor, APLD Intermediate or Cloud, in each case in their capacities as parties hereto.

7.14    Construction. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the word “or” is not exclusive;

(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York generally are authorized or required by Law or other governmental action to close.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

APLD INTERMEDIATE APLD INTERMEDIATE HOLDCO LLC By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer
CONTRIBUTOR APLD CHRONOSCALE HOLDCO LLC By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer
CLOUD APPLIED DIGITAL CLOUD CORPORATION By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer

[Signature Page to Contribution Agreement]

ISSUER EKSO BIONICS HOLDINGS, INC.
By: /s/ Scott G. Davis Name: Scott G. Davis Title: Chief Executive Officer

[Signature Page to Contribution Agreement]

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

See attached.

EXHIBIT B

FORM OF STOCK POWER

STOCK POWER

FOR VALUE RECEIVED, APLD ChronoScale HoldCo LLC, a Delaware limited liability company does hereby sell, assign and transfer unto Ekso Bionics Holdings, Inc., a Nevada corporation 1,200 shares of the common stock (the “Shares”) of Applied Digital Cloud Corporation, a Nevada corporation (the “Company”), standing in its name on the books of the Company and does hereby irrevocably constitute and appoint [●] attorney to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Dated: _____, 2026

By: Name:[Saidal Mohmand] Title: [Chief Financial Officer]

EXHIBIT C

RESTATED ISSUER BYLAWS

See attached.

EXHIBIT D

RESTATED ISSUER ARTICLES

See attached.

EXHIBIT E

2026 PLAN

See attached.